     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 15, 1997


                                                      REGISTRATION NO. 333-12219
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                   ------------------------------------------

                                AMENDMENT NO. 3

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                   ------------------------------------------

                          HOMECOM COMMUNICATIONS, INC.
               (Exact name of issuer as specified in its charter)

            DELAWARE                           7371                          58-2153309
    (State of Incorporation)       (Primary Standard Industrial   (I.R.S. Employer Identification
                                     Classified Code Number)                  Number)

                             BUILDING 14, SUITE 100
                               3535 PIEDMONT ROAD
                             ATLANTA, GEORGIA 30305
                                 (404) 237-4646
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                   ------------------------------------------
                                 HARVEY W. SAX
                            CHIEF EXECUTIVE OFFICER
                             BUILDING 14, SUITE 100
                               3535 PIEDMONT ROAD
                             ATLANTA, GEORGIA 30305
                                 (404) 237-4646
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   Copies to:

            OBY T. BREWER III, ESQ.                            NEIL NOVIKOFF, ESQ.
        MORRIS, MANNING & MARTIN, L.L.P.                     WILLKIE FARR & GALLAGHER
         1600 ATLANTA FINANCIAL CENTER                         ONE CITICORP CENTER
           3343 PEACHTREE ROAD, N.E.                           153 EAST 53RD STREET
             ATLANTA, GEORGIA 30326                       NEW YORK, NEW YORK 10022-4669
                 (404) 233-7000                                   (212) 821-8000

                   ------------------------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                   ------------------------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED APRIL 15, 1997


                                1,250,000 SHARES

                         [HOMECOM COMMUNICATIONS LOGO]

                                  COMMON STOCK

                             ---------------------

     All of the shares of Common Stock offered hereby are being issued and sold by HomeCom Communications, Inc. (the "Company"). It is anticipated that the initial public offering price will be between $6.00 and $7.00 per share. Prior to this offering, there has been no public market for the Common Stock of the Company. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company's Common Stock has been approved for listing on The Nasdaq SmallCap(TM) Market, subject to official notification of issuance, under the trading symbol "HCOM."
                             ---------------------
     SEE "RISK FACTORS" COMMENCING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=============================================================================================================
                                                                  UNDERWRITING
                                           PRICE TO              DISCOUNTS AND             PROCEEDS TO
                                            PUBLIC               COMMISSIONS(1)             COMPANY(2)
-------------------------------------------------------------------------------------------------------------
Per Share.........................            $                        $                        $
-------------------------------------------------------------------------------------------------------------
Total(3)..........................            $                        $                        $
=============================================================================================================


(1) Excludes (i) a non-accountable expense allowance payable to the Representative of the Underwriters equal to 2% of the gross proceeds of this offering and (ii) warrants to be issued to the Representative of the Underwriters to purchase up to 125,000 shares of Common Stock. In addition, the Company has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses of the offering estimated at $797,500.
(3) The Underwriters have been granted a 30-day option to purchase up to an additional 187,500 shares of Common Stock from the Company, solely to cover over-allotments, if any, on the same terms and conditions as the shares offered hereby. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $ _______ , $ _______ and $ _______ , respectively. See "Underwriting."

     The shares of Common Stock are offered by the Underwriters when, as and if delivered to and accepted by the Underwriters, subject to their right to reject orders in whole or in part and to certain other conditions. It is expected that delivery of the certificates representing the shares of Common Stock will be
made on or about             , 1997 at the offices of Ladenburg Thalmann & Co.
Inc., New York, New York.

                                 LADENBURG LOGO

            The date of this Prospectus is                  , 1997.

                         [OUTSIDE LEFT FLAP OF FOLDOUT]

     HomeCom's logo appears across the top of the page, consisting of the word "HomeCom" in reverse bold print with the word "Communications" spelled out in normal text underneath. Adjacent to the Company's name is a sphere with a line that increases in thickness and wraps around the sphere ending in an arrowhead across the front of the sphere.

     The page is divided into two parts, (i) the left two-thirds of the page, and (ii) the right one-third of the page.

     At the top of the left two-thirds are the captions "Software products" and "The 'Personal Internet Banker' Application."

DESCRIPTION OF PHOTOGRAPH:

     To the upper left below the caption are two computer screens showing examples of HomeCom's Personal Internet Banker application, each consisting of a computer screen window with graphical text and menu buttons appearing throughout the body of the page. The text and menu options offer a variety of information and interactive choices for the user of the Personal Internet Banker software. The first page contains the text "Welcome to your Personal Internet Banker" and indicates the availability of "worldwide 24-hour access to your finances." This screen also prompts entry of a user number and a password. The second screen indicates several Personal Internet Banker reminders, including account numbers; indicates certain information with respect to the individual's banking information and portfolio; and indicates several windows in which CD interest rates of the bank are displayed. The picture prompts graphical user menu choices for utilizing additional features in the application, including account inquiries, payments, transfer fund requests, loan requests, portfolio, email and others.

     Below the pictures are the following quotations:

        -- The intelligent agent technology of the Personal Internet Banker utilizes a software agent that can answer the consumer's personal finance questions

        -- Consummate a variety of financial transactions, including buying stocks, accessing checking account balances, processing a home loan, and buying insurance online

        -- Financial institutions could deploy this application to market financial products and services to their customer base with precision one-to-one marketing as the Personal Internet Banker can store the financial history and preferences of the consumer

     In the center of the left two-thirds of the page is the caption "HomeCom's Post On The Fly(TM) Conference Highlights."

DESCRIPTION OF PHOTOGRAPH:

     To the bottom left and right of the caption are two computer screens showing examples of HomeCom's Post On The Fly(TM) Conference Web pages, each consisting of a computer screen window with graphical text and menu buttons appearing throughout the body of the Web page. The text and menu options offer a variety of information and interactive choices for the Web site user.

     Under the illustrations is the following text:

        -- Conferences are fully searchable on conference title, conference description, subject, author and text

        -- Upload and attach any type of file to any posted text

        -- Conferences can be moderated manually by the conference administrator, or automatically by the software, or unmoderated

        -- The 'private conference' option keeps your sensitive posts secure using complex Triple DES encryption

        -- Full Web-based administration allows online creation, modification, and deletion of conferences, messages, users and subadministrators

     On the top of the right one-third of the page is the heading "Custom applications."

     The right one-third of this page indicates information with respect to the Company's Custom Applications.

DESCRIPTION OF PHOTOGRAPH:

     Under the heading is an illustration of a computer screen showing a Web site for Real Estate Loan Services, consisting of a computer screen window with various menu options relating to the Real Estate Loan Services Automated Order and Delivery Service program.

DESCRIPTION OF DIAGRAM:

     Immediately beneath the illustration is a schematic drawing of a HomeCom product ordering application solution using names, circles and arrows to show the relationship between real estate professionals and customer product orders, the Company's Web Server application and various service providers.

     Under the diagram is the caption "Norwest." Beneath the caption is the following text: "Using a Sybase System database, HomeCom Communications built a complex Internet-based service called "The Automated Order and Delivery Service for Real Estate Loan Services." RELS, a national real estate organization, is a subsidiary of Norwest Corporation, the nation's largest mortgage origination firm."

DESCRIPTION OF PHOTOGRAPH:

     Immediately beneath the text is an illustration of a Web page for Norwest Insurance Inc. which includes the Norwest logo and the slogan "Leverage Our Technology And Expertise."
                             ---------------------


     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF COMMON STOCK TO COVER SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                             ---------------------

                         [INSIDE LEFT FLAP OF FOLDOUT]

     The page is divided into three parts, (i) the left two-thirds of the page,
(ii) the top three quarters of the right one third, and (iii) the bottom quarter of the right one-third. In the middle of the left two-thirds of the page is the large caption "Web site creation." On the top of the left two-thirds of the page is the caption "Synovus," and on the bottom is the caption T-HQ Games."

     Under the caption "Synovus" is the text "Electronic annual reports are only a small fragment of what has become one of the most interactive financial sites on the Internet."

DESCRIPTION OF PHOTOGRAPH:

     Immediately to the left of the caption "Synovus" is an illustration of a Synovus Financial Corp. Web page. The Web page includes a field showing a collage of items including a key, a magnifying glass, a newspaper, and a map of the Southeastern United States, with the terms "Corporate Profile," "Financials," "Request Info.," "Acquisitions," "Locator," "Stock Quote," "Shareholder Activity," "Search," and "Analyst Book" throughout the collage. Beneath the collage is an illustration of a stock quote "Ticker."

DESCRIPTION OF PHOTOGRAPH:

     Immediately to the left of the caption "Web Site Creation" is an illustration of a Web page with the title "Stock Quotes." Beneath the title is a graph depicting stock prices over a two hundred day period for a company with the ticker symbol "SNV."

     Beneath the caption "T-HQ Games" is the following text:

        -- Online catalog of game software

        -- Interactivity through contests and "game tips"

        -- Strong visual display of packaging and game content

DESCRIPTION OF PHOTOGRAPH:

     Immediately to the right of the caption "T-HQ Games" is an illustration of a Web site for T-HQ Inc. showing its name and graphic illustrations of the names of various game software, such as "ROBO PIT," "BASS MASTERS," "ALONE IN THE DARK," "IN THE HUNT," and "OLYMPIC SUMMER GAMES."

     At the top right one-third of the page is the heading "The interactive environment."

DESCRIPTION OF PHOTOGRAPH:

     Under the caption is an illustration of a Web site for the Rainforest Cafe, showing a variety of wild animals, a menu option entitled "Recipe," and text describing the features available on the Web site.

     Below the photograph is the caption "Rainforest Cafe."

     Under the caption is the following text:

        -- An online experience of the sites and sounds of the Rainforest Cafe

        -- Creating an audience for a publicly traded restaurant company

        -- A forum for locating restaurants and providing shareholder information

     At the bottom quarter of the right one-third of the page are the captions "Security issues" and "HomeCom's Security Division."

     Under the headings is the following text:

     HomeCom addresses the three essential aspects of security:

        -- Privacy - protecting against information "leaks"

        -- Integrity - ensuring that stored information has not been and cannot be altered

        -- Availability - ensuring that information is readily accessible by authorized users

                         [INSIDE RIGHT FLAP OF FOLDOUT]

     The page is divided vertically into a left two-thirds portion and a right one-third portion. On the top of the left portion of the page is the heading "Meeting client expectations."

     On the left side of the page underneath the above caption is the caption "SouthTrust."

     Underneath the caption "SouthTrust" is the following text:

        -- Another example of the broadening base of clients in the financial services area

        -- A vehicle for distributing shareholder information

        -- Quick access to banking information such as credit, account and trust services

DESCRIPTION OF PHOTOGRAPH:

     To the right of the text is an illustration of a Web site for SouthTrust Bank showing a textual description of SouthTrust and services offered by SouthTrust. At the bottom of the illustration are fields labeled "Home," "Locations," "Request Information," "Account Services," "Credit Services," "Business Services," "Investor Relations," and "Trust Services."

     In the middle of the left two-thirds of the page is the caption "Brinker."

     Under the caption is the following text: "Utilizing the power of the Internet to collect Human Resources, create visibility and reinforce brand identity."

DESCRIPTION OF PHOTOGRAPH:

     Immediately to the left of the text is an illustration of a Web page for Brinker International showing the logo for Brinker International and text describing services available on the Web page.

DESCRIPTION OF PHOTOGRAPH:

     Immediately beneath the Brinker International illustration is an illustration of a Web site for Chili's Grill & Bar. This illustration includes the logo for Chili's Grill & Bar above the text "Like No Place Else!" and a graphic image of a baseball cap with the name "Chili's" written across its front.

     The right one-third of the page contains the heading "Accolades and innovations."

     At the top of the right one-third of this page is the following text:
"HomeCom forges technology and partnerships to perform state-of-the-art live Web broadcasts -- achieving another Internet innovation."

DESCRIPTION OF PHOTOGRAPH:

     At the top of the right one-third of the page, and below the text just described, is an illustration of a Web page for the 1997 Codie Awards. The illustration includes the text: "1997 Codie Awards, Excellence in Software Awards, Accept the Challenge." The Web page indicates a graphical presentation of the Codie Webcast, with prompts for a live broadcast, an indication of sponsors, and technical information.

DESCRIPTION OF PHOTOGRAPH:

     Immediately beneath the above heading "Accolades and innovations" is an illustration of a HomeCom Web site with the captions "HomeCom Customer Showcase" and "HomeCom and its clients have won virtually every major award for Web site creation . . ." This Web site contains images of general industry awards won by Web sites created by the Company for several of its clients.

     Under the illustration is the following text: "HomeCom and its clients have won several awards for Web sites created by HomeCom, including:"

        -- MGM-UA "Top 10"

        -- Point "Top 5% of All Web Sites"

        -- Magellan "Four Star Site"

        -- Net Guide "Gold Site"

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and financial statements and the related notes thereto appearing elsewhere in this Prospectus. In this Prospectus, the term "Company" or "HomeCom" refers to HomeCom Communications, Inc., a Delaware corporation. Investors should carefully consider the information set forth under the heading "Risk Factors." Unless otherwise indicated, the information in this Prospectus gives effect to a 93.07-for-1 stock split and recapitalization of the Company's Common Stock from no par value to $.0001 par value per share, and assumes no exercise of the Underwriters' over-allotment option. See "Underwriting." Certain technical terms used in this Prospectus are defined in the Glossary on Page 54.


                                  THE COMPANY

     HomeCom develops and markets specialized software applications and products and provides services that enable businesses to use the Internet and Intranets to obtain and communicate important business information, conduct commercial transactions and improve business productivity. HomeCom provides Internet/Intranet solutions in five areas: (i) customized software applications design, development and integration; (ii) World Wide Web site development; (iii) Internet outsourcing services; (iv) specialized Internet-enabled software products; and (v) security consulting and integration services. HomeCom's objective is to be a leading provider of business communications solutions using Internet standard protocol technologies.

     According to International Data Corporation ("IDC"), the number of Internet users with Web access increased from 1.1 million in 1994 to 8.3 million in 1995 and was estimated to have reached 31.4 million by the end of 1996. IDC estimates that the number of individuals worldwide with access to the Internet will reach approximately 200 million by the end of 1999. The explosive growth of the Internet and World Wide Web has led to the rapid development of increasingly sophisticated and advanced TCP/IP-enabled software applications such as Web browsers and HTML compatible server software. These Internet tools enable users to obtain and communicate information more efficiently and effectively.

     The Company believes that there is a rapidly growing need for businesses to expand and integrate their existing information and communications systems to take advantage of the global communications framework and advanced graphics capabilities of Internet-enabled systems. The Company also believes that businesses today face a paradigm shift from proprietary protocol based local area networks and wide area networks to Internet-enabled global communications systems. HomeCom intends to capitalize on these changes by providing a suite of integrated products and services.

     HomeCom employs a team of highly trained Internet/Intranet software developers and multimedia and graphics professionals who design and develop specialized Internet/Intranet software applications. These applications enable companies to obtain and communicate vital business information, such as sales reports, order status systems, employee directories and client account information. The Company works closely with its customers to analyze and design Internet-based software solutions that facilitate the interactive exchange of business information. Through its experience in designing custom Internet solutions for businesses, HomeCom believes that it has developed and continues to develop in-depth knowledge concerning industry-specific Internet applications and requirements. The Company plans to leverage this knowledge to develop additional Internet-enabled applications for targeted vertical industries, including banking and financial services, retailing and entertainment.

     The Company believes that it has established a reputation as a provider of sophisticated interactive Web sites. The Company has developed more than 100 Web sites for clients in many diverse industries, including sites for AT&T, Synovus, SouthTrust Bank, Norwest, Rainforest Cafe, Brinker International, Executrain, T-HQ and AFLAC. The Company has a highly trained staff able to design Web sites ranging from basic "inquiry only" sites to complex, interactive sites capable of providing on-line commerce, database integration and manipulation and sophisticated graphics, animation, sound and video. The Company uses its proprietary Post On The Fly(TM) software in designing and developing many of its Web sites.

     HomeCom also provides Internet outsourcing services and presently hosts more than 1,600 Web sites for clients in approximately 45 countries. HomeCom establishes and maintains the resources and facilities necessary to create and support a customer's Internet server. As a provider of Internet outsourcing services, HomeCom (i) advises its clients as to the appropriate hardware, including servers and routers, and software necessary to create an Internet server; (ii) coordinates the purchase of this hardware and software, including operating system and Internet server software; and (iii) provides the facilities to house and maintain the server. HomeCom provides network management, including all network functions, the maintenance of an environmentally conditioned, secure facility and access to the Internet.

     The Company has developed advanced software products that it presently includes in its custom applications and that it intends to develop further for retail sale. The Company has developed software, called Post On The Fly(TM), which enables non-technical users to add, retrieve and update information through the Internet or an Intranet using standard browser software. Post On The Fly(TM) Conference permits intuitive and easy conferences among employees, customers and business partners. The product utilizes database technology to archive user-inputted data, ideas and innovations for later retrieval and review. Post On The Fly(TM) Store facilitates the creation and updating of an on-line store or catalog. Post On The Fly(TM) Q&A is being designed to facilitate the creation and updating of examinations and training courses in question and answer format. Post On The Fly(TM) Publisher is being designed to permit the publisher of a magazine or newsletter to design an electronic publication layout where reporters, editors and writers can insert articles, graphics and other content.

     HomeCom is also developing a suite of software modules known as the Personal Internet Banker(TM). Under the terms of the Company's business partner agreement with Unisys Corporation ("Unisys"), HomeCom's suite of Personal Internet Banker(TM) software will be marketed as optional software available to purchasers of Unisys' Computer Systems Group enterprise server hardware. At the heart of HomeCom's banking applications suite is its Personal Internet Banker(TM) software, a scaleable financial software package that maintains a customer's personal banking history and preferences for Internet banking.

     HomeCom recently acquired an Internet security division to provide security solutions for businesses connecting to the Internet. The Company plans to develop and integrate advanced value-added security features into its custom software applications and products and to provide consulting and integration services to companies seeking to communicate and transact business securely over the Internet.

     The Company markets its products and services through its direct sales force, print advertising and its own Web site. The Company also generates customer leads through its business partner relationships with leading technology companies such as AT&T Corporation ("AT&T"), BBN Planet Corporation ("BBN Planet"), Microsoft Corporation ("Microsoft"), Netscape Corporation ("Netscape"), Oracle Corporation ("Oracle"), Sybase, Inc. ("Sybase") and Unisys.

     The Company intends to become a leading provider of Internet-standard business communications solutions by: (i) increasing marketing of industry-specific Internet-enabled applications; (ii) expanding software product development and distribution; (iii) developing advanced security services; and
(iv) acquiring Internet-related software and services companies.

     The Company's executive offices are located at 3535 Piedmont Road, Building 14, Suite 100, Atlanta, Georgia 30305. The Company's telephone number is 404/237-4646 and its Web site is located at http://www.homecom.com.

                                  THE OFFERING

Common Stock offered by the Company.........................  1,250,000 shares.
Common Stock to be outstanding after the
  offering(1)...............................................  3,203,832 shares.
Use of proceeds.............................................  For repayment of indebtedness, general corporate purposes
                                                              (principally additions to working
                                                              capital and continued product
                                                              development) and possible future
                                                              acquisitions. See "Use of Proceeds."
Nasdaq SmallCap(TM) Market symbol...........................  HCOM

------------------------------


(1) Includes 30,769 shares of Common Stock to be used immediately prior to the date of this Prospectus (based upon an assumed initial public offering price of $6.50 per share) in repayment of $200,000 in outstanding indebtedness. See "Capitalization." Excludes (i) 300,000 shares reserved for issuance under the Company's Stock Option Plan, of which options to acquire 159,866 shares of Common Stock are issuable upon the exercise of outstanding options granted at a weighted average exercise price of $6.22 per share, (ii) 300,000 shares reserved for issuance under the Company's Non-Employee Directors Plan, of which options to acquire 150,000 shares of Common Stock are issuable upon the exercise of outstanding options granted at an exercise price of $6.50 per share, (iii) 150,000 shares reserved for issuance under the Company's Stock Purchase Plan, no shares having been issued thereunder, and (iv) 125,000 shares of Common Stock reserved for issuance upon the exercise of warrants to be granted to the Representative of the Underwriters and their designees, exercisable at 120% of the public offering price (the "Representative's Warrants"). See "Management - Incentive Plans," "Description of Capital Stock" and "Underwriting." Also excludes shares that may be issued in connection with the Company's August 1996 acquisition of HomeCom Internet Security Services, Inc. See "Certain Transactions."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The Summary Financial Data below have been taken or derived from the historical financial statements and other records of the Company, and should be read in conjunction with the Financial Statements and the Notes thereto included elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                     DECEMBER 2              YEAR ENDED
                                                   (INCORPORATION)          DECEMBER 31,
                                                   TO DECEMBER 31,    ------------------------
                                                        1994             1995          1996
                                                   ---------------    ----------    ----------
STATEMENTS OF OPERATIONS DATA
Net sales........................................            --       $  327,574    $2,298,855
Cost of sales....................................            --           59,871       675,347
                                                     ----------       ----------    ----------
Gross profit.....................................            --          267,703     1,623,508
Operating expenses...............................    $   17,452          269,527     2,204,373
                                                     ----------       ----------    ----------
Operating loss...................................       (17,452)          (1,824)     (580,865)
Interest expense.................................            --            3,469        51,272
Other expense (income), net......................            --              147        (6,554)
                                                     ----------       ----------    ----------
Loss before income tax benefit...................       (17,452)          (5,440)     (625,583)
Income tax benefit(1)............................            --               --            --
                                                     ----------       ----------    ----------
Net loss.........................................    $  (17,452)      $   (5,440)   $ (625,583)
                                                     ==========       ==========    ==========
UNAUDITED PRO FORMA NET LOSS DATA
Loss before income tax benefit...................    $  (17,452)      $   (5,440)   $ (625,583)
Pro forma adjustment to reflect federal and state
  income tax benefit (actual for period
  subsequent to February 8, 1996)(1).............            --               --            --
                                                     ----------       ----------    ----------
Pro forma net loss...............................    $  (17,452)      $   (5,440)   $ (625,583)
                                                     ==========       ==========    ==========
Pro forma net loss per common and common
  equivalent share...............................    $     (.01)      $     (.00)   $     (.33)
                                                     ==========       ==========    ==========
Pro forma weighted average common and common
  equivalent shares outstanding..................     1,858,157        1,858,157     1,885,156
                                                     ==========       ==========    ==========

                                                                    DECEMBER 31, 1996
                                                       -------------------------------------------
                                                                                      PRO FORMA
                                                         ACTUAL      PRO FORMA(2)   AS ADJUSTED(3)
                                                       -----------   ------------   --------------
BALANCE SHEET DATA
Working capital (deficit)............................  $(1,304,682)  $(1,104,682)     $5,877,072
Total assets.........................................    1,726,522     1,726,522       7,454,800
Long-term obligations................................      147,833       147,833          45,124
Total liabilities....................................    2,347,191     2,147,191       1,197,969
Stockholders' equity (deficit).......................     (620,669)     (420,669)      6,256,831

------------------------------


(1) For the period from December 2, 1994 (date of incorporation) to February 8, 1996, the Company was taxed as an S Corporation under the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and generally was not subject to corporate income taxes. Effective February 9, 1996, the Company terminated its S Corporation election, subjecting the Company to corporate income taxes. The pro forma adjustment to reflect federal and state income tax benefit, pro forma net loss and pro forma net loss per common share represent the Company's income tax position had the Company been subject to corporate income taxes for all periods presented. No income tax benefit has been recorded due to the deferred tax asset arising from operating loss carryforwards and temporary differences being fully offset by a valuation allowance.

(2) Pro forma balance sheet data give effect to the issuance immediately prior to the date of this Prospectus of 30,769 shares of Common Stock (based upon an assumed initial public offering price of $6.50 per share) in repayment of $200,000 in outstanding indebtedness. See "Capitalization" and "Certain Transactions."

(3) Adjusted to give effect to the sale of 1,250,000 shares of Common Stock offered hereby at an assumed initial public offering price of $6.50 per share and the application of the net proceeds therefrom after deduction of underwriting discounts and commissions and estimated expenses of the offering. See "Use of Proceeds," "Capitalization" and "Underwriting."

                                  RISK FACTORS

     In evaluating an investment in the Common Stock, prospective purchasers should consider carefully the following risk factors in addition to the other information presented in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

     LIMITED OPERATING HISTORY; ACCUMULATED DEFICIT. The Company was incorporated in December 1994 and commenced sales in January 1995. Consequently, the Company has only a limited operating history upon which to base an evaluation of the Company and its prospects. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving industries. To address these risks, the Company must, among other things, respond to competitive developments, continue to attract, retain and motivate qualified persons, and continue to upgrade and commercialize products and services. There can be no assurance that the Company will be successful in addressing such risks. The Company has incurred net losses since its incorporation and as of December 31, 1996 had an accumulated deficit of approximately $626,000. For the year ended December 31, 1996, the Company had negative cash flows from operations of approximately $216,000. There can be no assurance that the Company will achieve or sustain profitability.


     WORKING CAPITAL DEFICIT. As of December 31, 1996, the Company's current liabilities exceeded current assets by approximately $1.3 million. The Company anticipates that the net proceeds of this offering will provide sufficient working capital to fund its currently planned activities for at least the 12-month period following the completion of this offering. No assurance can be given, however, that the Company will not encounter unforeseen difficulties that may deplete its capital resources more rapidly than anticipated which could require it to seek additional financing sooner than currently anticipated. There can be no assurance that any additional financing will be available to the Company if and when required on terms acceptable to the Company or that such additional financing, if available, would not result in substantial dilution of the equity interests of existing stockholders. The timing and amount of any additional financing that may be required to continue the development and marketing of the Company's products and for other purposes will depend on the ability of the Company to improve its operating results and profitability.


     NEW AND UNCERTAIN MARKET. The market for Internet and Intranet products and services has only recently developed. Because this market is relatively new and because current and future competitors are likely to introduce competing Internet and Intranet products and services, it is difficult to predict the rate at which the market will grow or at which new or increased competition will result in market saturation. If the Internet and Intranet markets fail to grow, grow more slowly than anticipated or become saturated with competitors, the Company's business, financial condition and operating results will be materially and adversely affected.

     DEPENDENCE ON THE INTERNET. Although a portion of the sales of the Company's products and services will depend upon growth of private Intranet networks, sales of the Company's Internet related products and services will depend in large part upon an adequate infrastructure for providing Internet access and carrying Internet traffic. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure or timely development of complementary products such as high speed modems. Because global commerce and on-line exchange of information on the Internet and other similar open wide area networks are new and evolving, it is difficult to predict with any assurance whether the Internet will prove to be a viable commercial marketplace. There can be no assurance that the infrastructure or complementary products necessary to make the Internet a viable commercial marketplace will be developed, or, if developed, that the Internet will become a viable commercial marketplace. If the necessary infrastructure or complementary products are not developed, or if the Internet does not become a viable commercial marketplace, the Company's business, financial condition and operating results will be materially and adversely affected.

     RISK OF CHANGING TECHNOLOGY. The Internet software and services markets are characterized by rapid technological change, evolving industry standards, emerging industry competition and frequent new service, software and other product introductions. The Company's future success will depend in significant part on its ability to anticipate industry standards, continue to apply advances in Internet and Intranet technologies, enhance its current services and products, and develop and introduce new services and products on a timely basis. The introduction of services and products embodying new technologies and the emergence of new industry standards can render existing services and products obsolete and unmarketable. There can be no assurance that the Company will be successful in developing and marketing product enhancements or new services and products that respond to technological change or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these services or products, or that its new services and products will adequately meet the requirements of the marketplace and achieve market acceptance. If the Company is unable, for technological or other reasons, to develop and introduce new services or products in a timely and cost-effective manner or to address compatibility, inoperability or other issues raised by technological changes or new industry standards, the Company's business, financial condition and operating results will be materially and adversely affected. See
"Business - Products and Services."

     MANAGEMENT OF A DEVELOPING BUSINESS. The Company has experienced substantial change and expansion in its business and operations since its incorporation in 1994 and expects to continue to experience periods of rapid change. The Company's past expansion has placed, and any future expansion will place, significant demands on the Company's administrative, operational, financial and other resources. The Company expects to expend resources in connection with planned marketing and sales programs, future expansion of its accounting and internal management systems and implementation of a variety of new systems and procedures. As a consequence, the Company expects operating expenses and staffing levels to increase substantially in the future. Competition for such personnel is intense, and there can be no assurance that the Company will be able to attract, assimilate or retain additional highly qualified personnel. In addition, the Company expects that future expansion will continue to challenge the Company's ability to train, motivate, and manage its employees, and to attract and retain qualified Internet applications engineers and programmers, graphic artists, creative directors and security applications specialists. If the Company cannot generate sufficient revenues to offset its higher operating expenses, the Company's management and financial systems do not expand to meet increasing demands, the Company fails to attract, assimilate and retain qualified personnel, or the Company's management otherwise fails to manage the Company's expansion effectively, the Company's business, financial condition and operating results will be materially and adversely affected. See "Business - Employees" and "Management."

     DEPENDENCE ON KEY PERSONNEL. The Company depends to a significant extent upon its senior management and the loss of any member of senior management could have a material adverse effect upon the Company's business, financial condition and operating results. No assurance can be given that the Company can retain its senior management or other key personnel. Although the Company has entered into employment agreements with each of its executive officers which contain non-competition and non-disclosure provisions, the Company's ability to benefit from them is uncertain because such provisions typically must be limited in geographic scope to be enforceable. Restrictions limited in geographic scope may not effectively prohibit competition with the Company because of the global nature of the Internet. See "Management."

     INTENSE COMPETITION. The Company's current and prospective competitors include many companies that have longer operating histories, longer customer relationships and substantially greater financial, management, technical, development, sales, marketing and other resources than the Company. Many nationally known companies and regional and local companies across the country are involved in Internet and Intranet applications, including the development and support of Web sites, and the number of these companies is increasing. Companies competing directly or indirectly with the Company include Web site service boutique firms, communications, telephone and telecommunications companies, computer hardware and software companies, established on-line services companies, advertising agencies, direct access Internet and Internet-services and access providers as well as specialized and integrated marketing communication firms. The Company also competes with the internal information technology departments of prospective customers who are choosing whether to outsource design and support. The Company competes on the basis of creative talent, price, reliability of services and responsiveness. See "Business - Competition."

     PRICE EROSION. The market for Internet and Intranet products and services is highly competitive and is characterized by pressures to reduce prices, incorporate new capabilities and accelerate completion schedules. Increased competition could result in significant price competition, which in turn could result in significant reductions in the average selling price of the Company's products and services. There can be no assurance that the Company will be able to offset the effects of any such price reductions through an increase in the number of its customers, higher revenue from enhanced services or cost reductions.

     LENGTH OF SALES CYCLE. The development and implementation of interactive Web sites may require the Company to engage in a lengthy sales cycle. The pursuit of sales leads typically involves an analysis of the prospective customer's needs, preparation of a written proposal, one or more presentations and contract negotiations. The Company often provides significant education to prospective customers regarding the use and benefits of Internet or Intranet technologies and products. Extensive Web site development or licensing of the Company's products may also involve a substantial commitment of capital by potential customers as well as the attendant delays frequently associated with approving larger capital expenditures and reviewing new technologies that affect key operations. If the Company's average sales cycle continues to lengthen, the Company will face increased costs, potentially lower profit margins and a potential inability to achieve targeted sales goals.

     RISK OF DEFECTS. Web site services and other services based on software and computing systems often encounter development and completion delays and the underlying software may contain undetected errors or failures when introduced and, in the case of Web sites, when the volume of traffic on a site increases. In addition, there can be no assurance that errors found in the software underlying a Web site or other project will not result in delays in completion, commercial release or market acceptance of such Web site or other project. Likewise, there can be no assurance that the Company will not incur unanticipated costs to cure any defect or be obligated to refund money paid to the Company or to pay for damages caused by any delay or defect. Software applications and products as complex as those being developed by the Company may contain undetected errors or failures when first introduced. If software errors are discovered after introduction, the Company could experience delays and lost revenues during the period required to correct these errors. There can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in new applications, products or releases after commencement of installation or shipment, resulting in loss of or delay in receiving revenues.

     SECURITY RISKS. The Company's software and equipment are vulnerable to computer viruses or similar disruptive problems caused by customers or other Internet users. Computer viruses or problems caused by third parties could lead to interruptions, delays or cessation in service to the Company's customers. Moreover, customers of the Company could use computer files and information stored on or transmitted to Web server computers maintained by the Company to engage in illegal activities that may be unknown or undetectable by the Company, including fraud and misrepresentation, and unauthorized access to computer systems of others. Furthermore, inappropriate use of the Internet by third parties could also jeopardize the security of customers' confidential information that is stored in the Company's computer systems. Any such actions could subject the Company to liability to third parties. The Company does not have errors and omissions, product liability or other insurance to protect against risks caused by computer viruses or other misuse of software or equipment by third parties. Although the Company attempts to limit its liability to customers for these types of risks through contractual provisions, there can be no assurance that these provisions will be enforceable.

     LIMITED PROTECTION OF PROPRIETARY TECHNOLOGY. The Company relies primarily on a combination of copyright, patent and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company seeks to protect its software, documentation and other written materials principally under trade secret and copyright laws, which afford only limited protection. The Company does not hold any registered trade or service marks at this time, but has applied for federal registration of the names "HomeCom," "Post On The Fly(TM)" and the Company's logo. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop competing products and services. In distributing its software products, the Company intends to rely primarily on "shrink wrap" licenses that are not signed by licensees and, therefore, may be unenforceable under the laws of certain jurisdictions. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as the laws of the United States. The Company does not believe that any of its proposed products infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company with respect to its products. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in electronic commerce grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company. In addition, Web site developers such as the Company face potential liability for the actions of customers and others using their services, including liability for infringement of intellectual property rights, rights of publicity, defamation, libel, fraud, misrepresentation, unauthorized computer access, theft, tort liability and criminal activity under the laws of the United States, various states and foreign jurisdictions. An imposition of liability could have a material adverse effect on the Company. See
"Business - Intellectual Property Rights."

     BENEFITS OF THE OFFERING TO CURRENT STOCKHOLDERS. The Company intends to use approximately $56,000 of the net proceeds of this offering to repay indebtedness to the Company's Chief Executive Officer. See "Use of Proceeds" and "Certain Transactions." Assuming the issuance immediately prior to the date of this Prospectus of 30,769 shares of Common Stock (based upon an assumed initial public offering price of $6.50 per share) in repayment of $200,000 in outstanding indebtedness, the current stockholders will have paid an average of $.36 per share for their 1,953,832 shares of Common Stock. See "Dilution." The 982,004 shares of Common Stock currently owned by the Company's executive officers and directors, which were acquired at a total cost of approximately $410,704, will have a market value of approximately $6,383,000 based on an assumed initial public offering price of $6.50 per share. While the completion of the offering would create a public market for the Common Stock, there can be no assurance that an active trading market will develop or continue after completion of this offering or that the market price of the Common Stock will not decline below the initial public offering price. In addition, the Company's current stockholders have acquired their respective equity interests at costs substantially below the public offering price. Accordingly, to the extent that the Company incurs losses in the future, purchasers of Common Stock in this offering will bear a disproportionate amount of such losses. None of the Company's stockholders are selling shares of Common Stock in the offering.

     DILUTION. Purchasers of shares of Common Stock in this offering will experience immediate and substantial dilution in net tangible book value per share (70.3% or $4.57 per share). In addition, the Company may issue a substantial number of additional shares of Common Stock in the future. The issuance of a material number of such shares may have the effect of increasing the dilution to new investors in this offering. See "Dilution."

     BROAD DISCRETION IN APPLICATION OF PROCEEDS; UNSPECIFIED ACQUISITIONS. The Company has not determined specific uses for a substantial portion of the net proceeds of this offering. The Company anticipates that a majority of the estimated net proceeds from this offering will be used for the repayment of indebtedness, general corporate purposes (principally additions to working capital and continued product development) and possible future acquisitions. However, such uses are subject to change depending upon a number of factors, including future revenue growth, the amount of cash generated by the Company's operations, the length of the sales cycle of the Company's products and services and the rapidly changing industry in which the Company operates. A portion of the net proceeds of this offering may be used to acquire later-stage development or existing products from other companies or to acquire complementary businesses. Although the Company has not entered into any agreement or commitment and is not a party to any negotiations for any such acquisitions, it has explored and plans to continue to evaluate opportunities to purchase, license or otherwise acquire the right to market products, services or businesses that complement the Company's business. Acquisitions of other businesses entails significant risks relating to proper selection and valuation of targeted businesses, the ability to manage and integrate acquired businesses with the Company's business and the potential need to fund future development and operations of acquired businesses. See "Use of Proceeds."


     LACK OF PUBLIC MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE. Prior to this offering, there has been no public trading market for the Common Stock. The initial public offering price of the Common Stock will be determined through negotiations between the Company and the Representative of the Underwriters and will not necessarily be related to the Company's book value, net worth or any other established criteria of value. Factors to be considered in determining the initial public offering price may include prevailing market conditions, the market capitalization and stages of development of other companies that the Company and the Representative of the Underwriters believe to be comparable to the Company, the results of operations of the Company in recent periods, estimates of the business potential of the Company, the present stage of the Company's development and other factors deemed relevant. There can be no assurance that an active trading market will develop or continue after completion of this offering or that the market price of the Common Stock will not decline below the initial public offering price. The market price of the Common Stock is likely to be highly volatile. The Company believes factors such as actual or anticipated quarterly fluctuations in financial results, changes in earnings estimates by securities analysts and announcements of material events by the Company, its major customers or its competitors may cause the market price for the Common Stock to fluctuate, perhaps substantially. These fluctuations, as well as general economic, political and market conditions, such as recessions, may have a material adverse effect on the market price of the Common Stock.


     POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS. As a result of the Company's limited operating history, the Company does not have historical financial data for a significant number of periods on which to base planned operating expenses. Accordingly, the Company's expense levels are based in part on its expectations as to future revenues and to a large extent are fixed. However, the Company typically operates with no significant backlog. As a result, quarterly sales and operating results generally depend on the volume and timing of and ability to perform services requested within the quarter, and are difficult to forecast. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenues shortfall. Accordingly, any significant shortfall of demand for the Company's products and services in relation to the Company's expectations would result in fluctuations in future quarterly operating results. The Company may also experience significant fluctuations in future quarterly operating results as the result of many factors, including demand for the Company's products and services, introduction or enhancement of products by the Company and its competitors, market acceptance of new products and services, mix of products and services sold and general economic conditions. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance.

     CONCENTRATION OF STOCK OWNERSHIP. Upon completion of this offering, the Company's present directors and executive officers will beneficially own approximately 31% of the outstanding Common Stock. As a result, these stockholders, if they act together, will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying, preventing or deterring a change in control of the Company. See "Principal Stockholders."

     SENIORITY OF PREFERRED STOCK; STAGGERED BOARD; POSSIBLE ANTI-TAKEOVER EFFECTS. The Board of Directors has authority to issue up to 1,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of the preferred stock without further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. While the Company has no present intention to issue shares of preferred stock, such issuance, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. See "Description of Capital Stock - Preferred Stock." In addition, the Company's Restated Certificate of Incorporation provides that the Board of Directors be divided into three classes of directors, with each class serving a staggered three-year term. The division of the Board of Directors into three classes may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the incumbency of the Board of Directors, because such a division generally makes it more difficult for stockholders to replace a majority of directors. See "Description of Capital Stock - Limitations on Liability of Directors."

     POSSIBLE DELISTING OF SECURITIES FROM NASDAQ SMALLCAP(TM) MARKET; DISCLOSURE RELATING TO LOW-PRICED STOCKS. The Company's Common Stock has been approved for listing on The Nasdaq SmallCap(TM) Market. In order to continue to be included in The Nasdaq SmallCap(TM) Market, a company must maintain $2,000,000 in total assets, a $200,000 public float market value and $1,000,000 in total capital and surplus. In addition, continued inclusion requires two market-makers and a minimum bid price of $1.00 per share; provided, however, that if a company falls below such minimum bid price, it will remain eligible for continued inclusion in The Nasdaq SmallCap(TM) Market if the market value of the public float is at least $1,000,000 and the company has $2,000,000 in capital and surplus. Failure to meet these maintenance criteria in the future may cause the Common Stock to be delisted from The Nasdaq SmallCap(TM) Market, and trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter market. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value, of the Common Stock. In addition, if the Common Stock were delisted from trading on The Nasdaq SmallCap(TM) Market and the trading price of the Common Stock was less than $5.00 per share, trading in the Common Stock would also be subject to certain rules promulgated under the Securities Exchange Act of 1934, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock" (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transactions prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market liquidity of the Common Stock and the ability of purchasers in this offering to sell the Common Stock in the secondary market.

     LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY. The Company's Restated Certificate of Incorporation provides, as permitted by Delaware law, that its directors shall have no personal liability for certain breaches of their fiduciary duties to the Company. In addition, the Company's Restated Bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. These limitations on personal liability do not apply to liabilities under federal securities laws. However, these provisions may reduce the likelihood of derivative litigation against directors and may discourage stockholders from bringing a lawsuit against directors for a breach of their fiduciary duties. See "Description of Capital Stock - Limitations on Liability of Directors."

     GOVERNMENT REGULATION. The Telecommunications Act of 1996 (the "1996 Telecommunications Act"), which became effective on February 8, 1996, imposes criminal liability on persons sending or displaying in a manner available to minors indecent material on an interactive computer service such as the Internet. The 1996 Telecommunications Act also imposes criminal liability on an entity knowingly permitting facilities under its control to be used for those activities. The constitutionality of these provisions has been successfully challenged in federal court and, as of the date of this Prospectus, enforcement of certain provisions has been enjoined. The United States Supreme Court has agreed to hear an appeal by the U.S. government of this Federal court decision. If the Supreme Court determines that a portion or all of the provisions of the 1996 Telecommunications Act are constitutional, this legislation may decrease demand for Internet access, chill the demand for Internet content or have other adverse effects on Web site service providers such as the Company. In addition, in light of the uncertainty of the interpretation and application of this law, there can be no assurance that the Company would not have to modify its operations to comply with the statute.

     Except for the 1996 Telecommunications Act, the Company does not believe that it is currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and believes that there are currently few laws or regulations directly applicable to Web site service companies. The Federal Communications Commission is studying the possible regulation of the Internet. Any such regulations adopted by the Federal Communications Commission may adversely impact the manner in which the Company conducts its business. It is possible that a number of additional laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing and characteristics and quality of products and services. The adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for the Company's products and services, increase the Company's cost of doing business, cause the Company to modify its operations, or otherwise have an adverse effect on the Company's business, financial condition or operating results. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain. The Company cannot predict the impact, if any, that future regulation or regulatory changes may have on its business. In addition, Web site developers such as the Company face potential liability for the actions of customers and others using their services, including liability for infringement of intellectual property rights, rights of publicity, defamation, libel, fraud, misrepresentation, unauthorized computer access, theft, tort liability and criminal activity under the laws of the United States, various states and foreign jurisdictions. Any imposition of liability could have a material adverse effect on the Company.

     The Company's network services are transmitted to its customers over dedicated and public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for communications. Changes in the regulatory environment relating to the telecommunications and media industry, including regulatory changes which directly or indirectly affect use of or access to the Internet or increase the likelihood or scope of competition from regional telephone companies, could have a material adverse effect on the Company.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 1,250,000 shares of Common Stock offered by the Company hereby (at an assumed initial public offering price of $6.50 per share and after deducting underwriting discounts and commissions and estimated offering expenses) are estimated to be approximately $6,677,500 ($7,774,375 if the Underwriters' over-allotment option is exercised in full). The Company currently intends to apply the net proceeds from this offering to the repayment of indebtedness (including indebtedness to the Company's Chief Executive Officer), for general corporate purposes (principally additions to working capital and continued product development) and possible future acquisitions.


     The Company plans to utilize a portion of the net proceeds of this offering to repay indebtedness in the following amounts:



Promissory note payable to the Company's Chief Executive
  Officer on September 12, 2000, with annual interest at
  prime rate plus 1%........................................  $   86,000
Promissory note payable to a financial institution with
  monthly installments through January 2001, with annual
  interest at prime rate plus 1.5%..........................      61,000
Promissory notes payable to two private investors in August
  and September 1997, with interest payable at maturity at
  the rate of 8% per annum (See "Certain Transactions.")....   1,300,000



     The balance of the net proceeds of approximately $5.2 million will be applied toward general corporate purposes (principally additions to working capital and continued product development) and, possibly, to acquire later-stage development or existing products from other companies or to acquire complementary businesses that have developed specific industry expertise or have existing relationships with large businesses needing Internet/Intranet solutions. Although the Company has not entered into any agreement or commitment and is not a party to any negotiations for any such acquisition, it has explored and plans to continue to evaluate opportunities to purchase, license or otherwise acquire the right to market products, services or businesses that complement the Company's business.


     The Company anticipates that it will utilize a portion of the net proceeds applied toward general corporate purposes to fund the following estimated 1997 costs and expenditures:


Product development.........................................  $1,000,000
Advertising.................................................     400,000
Additional personnel........................................     600,000
Computer equipment purchases................................     400,000
Additional office space.....................................     250,000
Additional office furniture and communications equipment....     150,000
Internet connections for hosting services...................     100,000
                                                              ----------
          Total.............................................  $2,900,000


     The Company has not determined the exact amount it plans to expend on each of such uses or the timing of such expenditures. The amounts actually expended for each such use, if any, are at the discretion of the Board of Directors and may vary significantly depending upon a number of factors, including future revenue growth, the amount of cash generated by the Company's operations, the length of the sales cycle and the rapid changes in the Internet and Intranet marketplaces. To the extent that the net proceeds of this offering are not used immediately, they will be invested in United States government and governmental agency securities and other short-term, investment-grade, interest-bearing instruments.

                                DIVIDEND POLICY

     The Board of Directors intends to retain any of the Company's earnings to support operations and to finance expansion and does not intend to pay cash dividends on the Common Stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of the Board of Directors, and will depend on the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

                                    DILUTION

     At December 31, 1996, the Company had a pro forma net tangible book value of approximately $(909,152) or $(0.47) per share, after giving effect to the issuance immediately prior to the date of this Prospectus of 30,769 shares of Common Stock (based upon an assumed initial public offering price of $6.50 per share) in repayment of $200,000 in outstanding indebtedness. See "Capitalization" and "Certain Transactions." Pro forma net tangible book value per share is determined by dividing the pro forma net tangible book value (tangible assets less liabilities) of the Company by the number of shares of Common Stock outstanding. After giving effect to the issuance and sale of the 1,250,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $6.50 per share) and the application of the estimated net proceeds therefrom as set forth in "Use of Proceeds," the adjusted pro forma net tangible book value of the Company at December 31, 1996 would have been $6,175,311 or $1.93 per share. This represents an immediate increase in pro forma net tangible book value of $2.40 (610.6%) per share to the existing stockholders and an immediate dilution of $4.57 (70.3%) per share to new investors purchasing shares of Common Stock at the assumed initial public offering price. The following table illustrates this dilution per share:

Assumed initial public offering price per share.............           $6.50
  Pro forma net tangible book value per share at December
     31, 1996...............................................  $(0.47)
  Increase in pro forma net tangible book value per share
     attributable to new investors..........................  $ 2.40
                                                              ------
Adjusted pro forma net tangible book value per share after
  offering..................................................            1.93
                                                                       -----
Dilution per share to new investors.........................           $4.57
                                                                       =====

     The following table summarizes, on a pro forma basis at December 31, 1996 (giving effect to the items listed above), the number of shares of Common Stock previously purchased from the Company, the total consideration paid to the Company and the average price paid per share by the existing stockholders and new investors, assuming sale by the Company of 1,250,000 shares of Common Stock at an assumed initial public offering price of $6.50 per share.

                                       SHARES PURCHASED      TOTAL CONSIDERATION
                                      -------------------    --------------------    AVERAGE PRICE
                                       NUMBER     PERCENT      AMOUNT     PERCENT      PER SHARE
                                      ---------   -------    ----------   -------    -------------
Existing stockholders...............  1,953,832     61.0%    $  695,810      7.9%        $ .36
New investors.......................  1,250,000     39.0%     8,125,000     92.1%         6.50
                                      ---------    -----     ----------    -----
          Total.....................  3,203,832    100.0%    $8,820,810    100.0%
                                      =========    =====     ==========    =====


     Immediately following completion of this offering, the Company will have outstanding options to acquire approximately 309,866 shares of Common Stock at exercise prices ranging from $4.55 to $6.50 per share and a weighted average exercise price per share of $6.36. In addition: (i) upon completion of this offering, the Company will grant the Representative's Warrants; and (ii) in connection with the Company's acquisition of HomeCom Internet Security Services, Inc., the Company may issue shares of Common Stock in the future in payment of all or a portion of the purchase price. See "Underwriting" and "Certain Transactions." The issuance of a material number of shares of Common Stock in the future may have the effect of increasing the dilution to new investors in this offering.

                                 CAPITALIZATION

     The following table sets forth at December 31, 1996 (i) the actual short-term borrowings and capitalization of the Company, (ii) the pro forma short-term borrowings and capitalization of the Company after giving effect to the issuance immediately prior to the date of this Prospectus of 30,769 shares of Common Stock (based upon an assumed initial public offering price of $6.50 per share) in repayment of $200,000 in outstanding indebtedness and (iii) the pro forma short-term borrowings and capitalization of the Company, as adjusted to give effect to the issuance and sale by the Company of the 1,250,000 shares of Common Stock offered hereby at an assumed initial public offering price of $6.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses, and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Certain Transactions." This table should be read in conjunction with the Financial Statements and the Notes thereto included elsewhere in this Prospectus.

                                                                    DECEMBER 31, 1996
                                                           -----------------------------------
                                                                          PRO       PRO FORMA
                                                             ACTUAL      FORMA     AS ADJUSTED
                                                           ----------   --------   -----------
Short-term borrowings....................................  $1,003,518   $803,518    $        0
                                                           ----------   --------    ----------
LONG-TERM DEBT:
  Note payable, net of current maturities................      47,032     47,032             0
  Notes payable to stockholders, net of current
     maturities..........................................      55,677     55,677             0
                                                           ----------   --------    ----------
          Total long-term debt...........................     102,709    102,709             0
                                                           ----------   --------    ----------
STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred stock, $.01 par value, 1,000,000 shares
     authorized, none outstanding........................          --         --            --
  Common stock, $.0001 par value, 15,000,000 shares
     authorized, 1,923,063 shares issued and outstanding,
     actual; 1,953,832 shares issued and outstanding, pro
     forma; 3,203,832 shares issued and outstanding, pro
     forma as adjusted(1)................................         192        195           320
  Additional paid-in capital.............................     472,726    672,723     7,350,098
  Stock subscriptions....................................    (468,004)  (468,004)     (468,004)
  Accumulated deficit....................................    (625,583)  (625,583)     (625,583)
                                                           ----------   --------    ----------
          Total stockholders' equity (deficit)...........    (620,669)  (420,669)    6,256,831
                                                           ----------   --------    ----------
               Total capitalization......................  $  485,558   $485,558    $6,256,831
                                                           ==========   ========    ==========

------------------------------

(1) Excludes (i) 300,000 shares reserved for issuance under the Company's Stock Option Plan, of which options to acquire 159,866 shares of Common Stock are issuable upon the exercise of outstanding options granted at a weighted average exercise price of $6.22 per share, (ii) 300,000 shares reserved for issuance under the Company's Non-Employee Directors Plan, of which options to acquire 150,000 shares of Common Stock are issuable upon the exercise of outstanding options granted at an exercise price of $6.50 per share, (iii) 150,000 shares reserved for issuance under the Company's Stock Purchase Plan, no shares having been issued thereunder, and (iv) 125,000 shares of Common Stock reserved for issuance upon the exercise of the Representative's Warrants. See "Management - Incentive Plans," "Description of Capital Stock" and "Underwriting." Also excludes shares that may be issued in connection with the Company's August 1996 acquisition of HomeCom Internet Security Services, Inc. See "Certain Transactions."

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following historical and pro forma financial data selected by the Company have been taken or derived from the historical financial statements and other records of the Company. The statements of operations and balance sheets for the period from December 2, 1994 (date of incorporation) to December 31, 1994, and for the years ended December 31, 1995 and 1996, have been audited by Coopers & Lybrand L.L.P., independent public accountants. The selected historical and pro forma financial data should be read in conjunction with the Company's historical financial statements and related notes and other financial information included elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                         DECEMBER 2
                                                       (INCORPORATION)   YEAR ENDED DECEMBER 31,
                                                       TO DECEMBER 31,   -----------------------
                                                            1994            1995         1996
                                                       ---------------   ----------   ----------
STATEMENT OF OPERATIONS DATA
NET SALES:
  Service sales......................................    $       --      $  327,574   $2,112,878
  Equipment sales....................................            --              --      185,977
                                                         ----------      ----------   ----------
          Total net sales............................            --         327,574    2,298,855
                                                         ----------      ----------   ----------
COST OF SALES:
  Cost of services...................................            --          59,871      546,409
  Cost of equipment sold.............................            --              --      128,938
                                                         ----------      ----------   ----------
          Total cost of sales........................            --          59,871      675,347
                                                         ----------      ----------   ----------
GROSS PROFIT.........................................            --         267,703    1,623,508
                                                         ----------      ----------   ----------
OPERATING EXPENSES:
  Sales and marketing................................         1,045         124,253      845,690
  Product development................................            --          20,239       78,887
  General and administrative.........................        16,407         121,313    1,194,728
  Depreciation and amortization......................            --           3,722       85,068
                                                         ----------      ----------   ----------
          Total operating expenses...................        17,452         269,527    2,204,373
                                                         ----------      ----------   ----------
OPERATING LOSS.......................................       (17,452)         (1,824)    (580,865)
OTHER EXPENSES:
  Interest expense...................................            --           3,469       51,272
  Other expense (income), net........................            --             147       (6,554)
                                                         ----------      ----------   ----------
LOSS BEFORE INCOME TAX BENEFIT.......................       (17,452)         (5,440)    (625,583)
INCOME TAX BENEFIT...................................            --              --           --
                                                         ----------      ----------   ----------
NET LOSS.............................................    $  (17,452)     $   (5,440)    (625,583)
                                                         ==========      ==========   ==========
PRO FORMA NET LOSS(1)................................    $  (17,452)     $   (5,440)    (625,583)
                                                         ==========      ==========   ==========
Pro forma net loss per common and common equivalent
  share..............................................    $     (.01)     $     (.00)        (.33)
                                                         ==========      ==========   ==========
Pro forma weighted average common and common
  equivalent shares outstanding......................     1,858,157       1,858,157    1,885,156
                                                         ==========      ==========   ==========

                                                                      DECEMBER 31, 1996
                                                          ------------------------------------------
                            DECEMBER 31,   DECEMBER 31,                     PRO         PRO FORMA
                                1994           1995         ACTUAL       FORMA(2)     AS ADJUSTED(3)
BALANCE SHEET DATA          ------------   ------------   -----------   -----------   --------------
Working capital
  (deficit)...............    $ 8,455        $133,792     $(1,304,682)  $(1,104,682)    $5,877,072
Total assets..............     10,254         247,382       1,726,522     1,726,522      7,454,800
Long-term obligations.....         --         160,792         147,833       147,833         45,124
Total liabilities.........         --         242,568       2,347,191     2,147,191      1,197,969
Stockholders' equity
  (deficit)...............     10,254           4,814        (620,669)     (420,669)     6,256,831

------------------------------


(1) For the period from December 2, 1994 (date of incorporation) to February 8, 1996, the Company was taxed as an S Corporation under the provisions of the Code and generally was not subject to corporate income taxes. Effective February 9, 1996, the Company terminated its S Corporation election, subjecting the Company to corporate income taxes. The pro forma adjustment to reflect federal and state income tax benefit, pro forma net loss and pro forma net loss per common share represent the Company's income tax position had the Company been subject to corporate income taxes for all periods presented. No income tax benefit has been recorded due to the deferred tax asset arising from operating loss carryforwards and temporary differences being fully offset by a valuation allowance.

(2) Pro forma balance sheet data reflect the issuance immediately prior to the date of this Prospectus of 30,769 shares of Common Stock (based upon an assumed initial public offering price of $6.50 per share) in repayment of $200,000 in outstanding indebtedness. See "Capitalization" and "Certain Transactions."

(3) Adjusted to give effect to the sale of 1,250,000 shares of Common Stock offered hereby at an assumed initial public offering price of $6.50 per share and the application of the net proceeds therefrom. See "Use of Proceeds," "Capitalization" and "Underwriting."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company was incorporated in December 1994 and commenced sales in January 1995 when it began marketing its Web site development and hosting services. Revenues from service sales have increased each quarter, through 1995 and 1996. The Company markets its services through a direct sales force, advertisement, referrals, and active business partner relationships with organizations such as AT&T, BBN, Microsoft, Netscape, Oracle, Sybase and Unisys.

     The Company generates revenues through Internet and Intranet customized software applications, Web site development, Web site hosting services, computer hardware resales, consulting services and fees charged for the maintenance of Web sites. Most customized software application projects are generally completed within six to eight weeks, although certain past, current and future projects have taken and are expected to take longer to complete. Revenues on customized application and Web site projects are recognized using the percentage of completion method. Web site maintenance and hosting revenues represent recurring revenues and are deferred and recognized ratably over the period. Because the Company will continue to develop and market new products and services, the results of operations for the fiscal years ended December 31, 1995 and 1996 are not necessarily indicative of future operating results.

     During 1996, custom Internet and Intranet applications and integration services (including hardware resales) accounted for approximately 18.5% of the Company's revenues. The Company believes that custom applications and Web-based software products will represent an increasing percentage of its total revenues.

     During 1996, Web site design and development services accounted for approximately 50% of the Company's revenues. The Company expects that revenues from such services will increase, but believes that fees for such services will represent a smaller percentage of total revenue over the foreseeable future.

     During 1996, Internet outsourcing services generated approximately 16% of the Company's total revenues. The Company believes that its total Internet solution marketing focus, together with the recurring nature of outsourcing fees, will lead to an increase in outsourcing fees as a percentage of total revenue over the foreseeable future.

     During 1995 and 1996, expenses exceeded net sales as the Company developed its products and services, instituted its marketing and sales programs and began implementation of the operational and administrative support structure necessary to support its business. HomeCom expects to experience increased operating expenses and capital investments during 1997 as it continues to expand its infrastructure to support its growth. See "Risk Factors - Management of a Developing Business."

     The Company's revenues and operating results have varied substantially from period to period, and should not be relied upon as an indication of future results. See "Risk Factors - Potential Fluctuations in Quarterly Results." The Company historically has operated with no significant backlog because its services are provided as requested by customers. As a result, revenues in any quarter are substantially affected by the amount of services requested by its customers. Because the Company is incurring expenses in anticipation of future revenue growth and a high percentage of the Company's expenses are relatively fixed, a small variation in the timing of recognition of specific revenues could cause significant variations in operating results from quarter to quarter.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentages of net sales by certain items reflected in the Company's statements of operations.

                                                   DECEMBER 2
                                                 (INCORPORATION)       YEAR ENDED DECEMBER 31,
                                                 TO DECEMBER 31,      --------------------------
                                                      1994                 1995            1996
                                                 ---------------      ---------------      -----
NET SALES:
  Service sales................................          --                100.0%           91.9%
  Equipment sales..............................          --                   --             8.1
                                                      -----                -----           -----
          Total net sales......................          --                100.0           100.0
                                                      -----                -----           -----
COST OF SALES:
  Cost of services.............................          --                 18.3            23.8
  Cost of equipment sold.......................          --                   --             5.6
                                                      -----                -----           -----
          Total cost of sales..................          --                 18.3            29.4
                                                      -----                -----           -----
GROSS PROFIT...................................          --                 81.7            70.6
                                                      -----                -----           -----
OPERATING EXPENSES:
  Sales and marketing..........................          --                 37.9            36.8
  Product development..........................          --                  6.2             3.4
  General and administrative...................          --                 37.1            52.0
  Depreciation and amortization................          --                  1.1             3.7
                                                      -----                -----           -----
          Total operating expenses.............          --                 82.3            95.9
                                                      -----                -----           -----
OPERATING LOSS.................................          --                 (0.6)          (25.3)
OTHER EXPENSES (INCOME):
  Interest expense, net........................          --                  1.1             2.2
  Other expense (income), net..................          --                  0.0            (0.3)
                                                      -----                -----           -----
LOSS BEFORE INCOME TAX BENEFIT.................          --                 (1.7)          (27.2)
INCOME TAX BENEFIT.............................          --                  0.0             0.0
                                                      -----                -----           -----
NET LOSS.......................................          --                 (1.7%)         (27.2%)
                                                      =====                =====           =====

YEAR ENDED DECEMBER 31, 1996 AS COMPARED TO YEAR ENDED DECEMBER 31, 1995

  Net Sales

     Net sales increased 601.8% from $327,574 in 1995 to $2,298,855 in 1996.
Revenues from service sales increased 545.0% from $327,574 in 1995 to $2,112,878 in 1996. This increase of $1,785,304 is primarily attributable to increases in hosting revenues of $321,278, Web site development and customized applications revenues of $1,159,205, and consulting and maintenance revenues of $112,779. Revenues from equipment sales were $185,977 during 1996.

  Cost of Sales

     Cost of sales for services includes salaries for programmers, technical staff and customer support. Cost of sales for services increased from $59,871, or 18.3% of revenues in 1995 to $546,409, or 23.8% of revenues in 1996. This increase reflects the Company's significant increase in payroll costs associated with the hiring of additional technical personnel in 1996. Increases in the Company's personnel costs as a percentage of sales also reflects higher costs incurred to attract and retain Internet software development professionals, and a change in the mix of products and services sold.

  Gross Profit

     Gross profit increased by $1,355,805 from $267,703 in 1995 to $1,623,508 in 1996. Gross profit margins decreased from 81.7% during 1995 to 70.6% during 1996. This decrease as a percentage of revenues primarily reflects increased costs incurred by the Company for technical personnel and a change in the mix of products and services sold.

  Sales and Marketing

     Sales and marketing expenses include salaries, variable commissions and bonuses for the sales force, advertisement and promotional marketing materials, travel and telephone charges. Sales and marketing expenses increased 580.6% from $124,253 in 1995 to $845,690 in 1996. This increase was primarily attributable to an increase in the size of the Company's sales force. As a percentage of revenues, these expenses decreased from 37.9% of revenues in 1995 to 36.8% of revenues in 1996. The Company intends to increase marketing expenditures in 1997, but generally anticipates that sales and marketing expenses, as a percentage of revenues, will not increase materially above current levels.

  Product Development

     Product development expenses consist of personnel costs required to conduct the Company's product development effort. Management believes that significant continuing investments in product development are required to compete effectively in the Company's industry. As a consequence, the Company has increased expenditures on product development primarily through the employment of additional development personnel. Total expenditures for product development were $163,069, or 7.1% of net sales in 1996, of which $84,182, or 51.6%, were capitalized. This compares to total product development expenditures of $20,239, or 6.2% of sales, in 1995, none of which were capitalized.

  General and Administrative

     General and administrative expenses include salaries for administrative personnel, rents, telephone charges, insurance and other administrative expenses. General and administrative expenses increased from $121,313 in 1995 to $1,194,728 in 1996. As a percentage of net sales, these expenses increased from 37.1% in 1995 to 52.0% in 1996. This increase as a percentage of net sales reflects primarily increases for operational and administrative support personnel incurred to support anticipated growth. The Company expects to experience continuing increases in general and administrative expenses during 1997 as it continues to develop the infrastructure required to support anticipated future growth.

  Depreciation and Amortization

     Depreciation and amortization includes depreciation and amortization of computers, network equipment, office equipment and equipment under capital leases. Depreciation and amortization increased from $3,722 in 1995 to $85,068 in 1996, or 1.1% of revenues during 1995 to 3.7% of revenues in 1996, reflecting increased expenditures on capital equipment. The Company expects additional capital investments during 1997 as it continues to develop the infrastructure needed to support higher levels of operations.

  Interest Expense

     Interest expense increased from $3,469 in 1995 to $51,272 during 1996, principally reflecting increased debt levels associated with notes payable to investors entered into in 1996.

  Income Taxes

     The Company has not paid income taxes to date because it has not had taxable income. Net operating loss carryforwards are recorded as a deferred tax asset with a full valuation allowance.

YEAR ENDED DECEMBER 31, 1995 AS COMPARED TO YEAR ENDED DECEMBER 31, 1994

  Net Sales

     The Company was formed on December 2, 1994, and recognized no revenues during 1994. During 1995, the Company had net sales of $327,574, with associated cost of sales of $59,871.

  Operating Expenses

     For the year ended December 31, 1994, the Company had operating expenses of $17,452, which consisted of $1,045 in marketing expenses and $16,407 in general and administrative expenses. Operating expenses during 1995 were $269,527.

QUARTERLY REVENUES

     The following table presents the Company's unaudited quarterly revenues for each of the eight quarters beginning January 1, 1995 and ending December 31, 1996. In the opinion of management, this information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The revenues for any quarter are not necessarily indicative of the revenues to be expected for any future period.

                                                                 QUARTER ENDED
                       --------------------------------------------------------------------------------------------------
                                            1995                                               1996
                       -----------------------------------------------   ------------------------------------------------
                       MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31   MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31
                       --------   -------   ------------   -----------   --------   --------   ------------   -----------
Revenues.............   $4,855    $34,106     $134,439      $154,174     $271,617   $545,689     $654,018      $827,531

     The Company's operations and related revenues historically have varied substantially from quarter to quarter, and the Company expects these variations to continue. Unanticipated variations in the number and timing of the Company's projects or in employee utilization rates may cause significant variations in revenues in any particular quarter. An unanticipated termination of a major project, a client's decision not to pursue a new project or proceed to succeeding stages of a current project, or the completion during a quarter of several major client projects, could require the Company to pay underutilized employees and therefore have a material adverse effect on the Company's results of operations and financial condition. See "Risk Factors -- Potential Fluctuations in Quarterly Results."

LIQUIDITY AND CAPITAL RESOURCES

     The Company's current primary focus is on increasing revenues and expanding operations. The Company continues to hire additional personnel and increase expenses related to administration, production, technical resources, marketing, customer support and infrastructure to enhance and expand its operations. The Company may from time to time issue debt or equity securities and otherwise raise long-term capital to finance the expansion of its business.

     Since its incorporation, the Company has financed its operations through private debt financing. Net cash used in operating activities was $19,251, $6,415 and $215,925 for the years ended December 31, 1994, 1995 and 1996, respectively. As of December 31, 1996, the Company had a working capital deficit of $1,304,682, $50,000 in deposits to its landlord under the Company's office lease and $7,527 in other deposits.

     In 1995, the Company generated $163,497 through loans from a private investor and its Chief Executive Officer. In 1996, the Company generated cash from financing activities of $853,035, primarily through the issuance of promissory notes.

     The Company spent $33,737 and $349,646 during the years ended December 31, 1995 and 1996, respectively, for the purchase of capital equipment. These amounts were expended primarily for computer equipment, communications equipment and software necessary for HomeCom to increase its presence in the Internet and Intranet applications marketplace.

     The Company's commitments as of December 31, 1996 consisted primarily of a five year lease on its headquarters facility, a promissory note commitment to Harvey Sax, the Company's Chief Executive Officer, in the principal amount of approximately $56,000, a loan commitment to a financial institution in the amount of approximately $61,000, and promissory note commitments to outside investors in the aggregate principal amount of approximately $989,904 ($200,000 of which will be converted into Common Stock immediately prior to the date of this Prospectus). See "Capitalization." At December 31, 1996, there were no material commitments for capital expenditures. In connection with the Company's recent acquisition of HomeCom Internet Security Services, Inc. ("HISS"), the Company is obligated to pay cash and/or issue shares of Common Stock in the future in payment of the purchase price. See "Certain Transactions." The Company believes that its current cash balances, credit line, cash flow from operations and the net proceeds of this offering will be sufficient to meet its working capital and capital expenditure needs for at least the next 12 months. The Company may from time to time issue debt or equity securities and otherwise raise long-term capital to finance the expansion of its business.

     Accounts receivable net of allowance for doubtful accounts totaled $488,254 as of December 31, 1996. Trade receivables are monitored by the Company through ongoing credit evaluations of its customers' financial conditions. The allowance for doubtful accounts is considered by management to be an adequate reserve for known and estimated bad debts of the Company. A revision in this reserve due to actual results differing from this estimate could have a material impact on the results of operations, financial position and liquidity of the Company.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In February 1997, Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"), was issued. SFAS 128 is designed to improve the earnings per share information provided in financial statements by simplifying the existing computational guidelines, revising the disclosure requirements, and increasing the comparability of earnings per share data on an international basis. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Earlier application is not permitted. The Company will adopt SFAS 128 on its effective date. Pro forma earnings per share of the Company computed using SFAS 128 is not different from earnings per share computed using existing standards and guidelines.

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

                                    BUSINESS

GENERAL

     HomeCom develops and markets specialized software applications and products and provides services that enable businesses to use the Internet and Intranets to obtain and communicate important business information, conduct commercial transactions and improve business productivity. HomeCom provides Internet/Intranet solutions in five areas: (i) customized software applications design, development and integration; (ii) World Wide Web site development; (iii) Internet outsourcing services; (iv) specialized Internet-enabled software products; and (v) security consulting and integration services. HomeCom's objective is to be a leading provider of business communications solutions using Internet standard protocol technologies.

     HomeCom employs a team of highly trained Internet/Intranet software developers and multimedia and graphics professionals who design and develop specialized Internet/Intranet software applications. These applications enable companies to obtain and communicate vital business information, such as sales reports, order status systems, employee directories and client account information. The Company works closely with its customers to analyze and design Internet-based software solutions that facilitate the interactive exchange of business information. Through its experience in designing custom Internet solutions for businesses, HomeCom believes that it has developed and continues to develop in-depth knowledge concerning industry-specific Internet applications and requirements. The Company plans to leverage this knowledge to develop additional Internet-enabled applications targeted for vertical industries, including banking and financial services, retailing and entertainment.

     The Company believes that it has established a reputation as a provider of sophisticated interactive Web sites. The Company has developed more than 100 Web sites for clients in many diverse industries, including sites for AT&T, Synovus Financial Corporation ("Synovus"), SouthTrust Bank Corporation ("SouthTrust"), Norwest Corporation ("Norwest"), Rainforest Cafe, Incorporated ("Rainforest"), Brinker International ("Brinker"), Executrain Corporation ("Executrain"), T-HQ, Inc. ("T-HQ") and American Family Life Assurance Corporation ("AFLAC"). The Company has a highly trained staff able to design Web sites ranging from basic "inquiry only" sites to complex, interactive sites capable of providing on-line commerce, database integration and manipulation and sophisticated graphics, animation, sound and video. The Company uses its proprietary Post On The Fly(TM) software in designing and developing many of its Web sites.

     HomeCom also provides Internet outsourcing services and presently hosts more than 1,600 Web sites for clients in approximately 45 countries. HomeCom establishes and maintains the resources and facilities necessary to create and support a customer's Internet server. As a provider of Internet outsourcing services, HomeCom (i) advises its clients as to the appropriate hardware, including servers and routers, and software necessary to create an Internet server; (ii) coordinates the purchase of this hardware and software, including operating system and Internet server software; and (iii) provides the facilities to house and maintain the server. HomeCom provides network management, including all network functions, the maintenance of an environmentally conditioned, secure facility and access to the Internet.

     The Company has developed advanced software products that it presently includes in its custom applications and that it intends to develop further for retail sale. The Company has developed software, called Post On The Fly(TM), which enables non-technical users to add, retrieve and update information through the Internet or an Intranet using standard browser software. Post On The Fly(TM) Conference permits intuitive and easy conferences among employees, customers and business partners. The product uses database technology to archive the user's data, ideas and innovations for later retrieval and review. Post On The Fly(TM) Store facilitates the creation and updating of an on-line store or catalog. Post On The Fly(TM) Q&A is being designed to facilitate the creation and updating of examinations and training courses in question and answer format. Post On The Fly(TM) Publisher is

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

being designed to permit the publisher of a magazine or newsletter to design an electronic publication layout where reporters, editors and writers can insert articles, graphics and other content.

     HomeCom is also developing a suite of software modules known as the Personal Internet Banker(TM). Under the terms of the Company's business partner agreement with Unisys, HomeCom's suite of Personal Internet Banker(TM) software will be marketed as optional software available to purchasers of Unisys' Computer Systems Group enterprise server hardware. At the heart of HomeCom's banking applications suite is its Personal Internet Banker(TM) software, a scaleable financial software package that maintains a customer's personal banking history and preferences for Internet banking.

     HomeCom recently acquired an Internet security division to provide security solutions for businesses connecting to the Internet. The Company plans to develop and integrate advanced value-added security features into its custom software applications and products, and to provide consulting and integration services to companies seeking to communicate and transact business securely over the Internet.

     The Company markets its products and services through its direct sales force, print advertising and its own Web site. The Company also generates customer leads through its business partner relationships with leading technology companies such as AT&T, BBN Planet, Microsoft, Netscape, Oracle, Sybase and Unisys.

     The Company's staff of 20 full-time software engineers design and develop custom applications and software products as well as run the Company's outsourcing services and design Web sites. The Company's software engineers have experience with various computer operating systems, including Sun Solaris, SGI's IRIX, Windows NT, Digital's Unix on the Alpha platform, Intel's Pentium Pro on BSDI Unix, Hewlett Packard's HP 9000 and Apple's Macintosh operating system. The software engineers write software programs using various tools and languages, including Perl, JAVA, CGI Programming, C and C++. The software engineers also have database expertise in Oracle, Informix, Sybase and SQL, and many software development tools. The Company's multimedia artists and engineers utilize many of the generally available software programs and tools such as Adobe Photoshop, MacroMedia Shockwave, RealAudio and VDOLive.

INDUSTRY OVERVIEW

  The Internet and the World Wide Web

     The Internet represents a global network of thousands of interconnected computers and computer networks. By using the Internet, businesses, individuals, educational institutions and government agencies communicate electronically to access and share information and conduct business. Open communications on the Internet are enabled by TCP/IP, an inter-networking protocol software standard. Advances in microprocessor technology and the development of Web technologies, such as Hypertext Markup Language ("HTML") technology (which allows users to move directly from one Web site to another) and advanced graphical user interface browser and search engine software, have made the Internet easier to navigate and more accessible to a larger number of users and for a broader range of applications. These recent technological advances have led to dramatic increases in the use of the Internet by businesses and individuals.

     The fastest growing portion of the Internet is the World Wide Web. The Web is the worldwide network of computer services that uses a special communications protocol, Hypertext Transfer Protocol ("HTTP"), that links different servers throughout the Internet and enables non-technical users to move from Web site to Web site easily and to access information using browser software. According to IDC, the number of Internet users with Web access increased from 1.1 million in 1994 to 8.3 million in 1995 and was estimated to have reached 31.4 million by the end of 1996. IDC

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

estimates that the number of individuals worldwide with access to the Internet will reach approximately 200 million by the end of 1999.

     The development of the Web and Internet-based technologies has allowed fundamental and structural changes in the way information is published, distributed and retrieved, thereby lowering the cost of publishing information and expanding its potential reach. By facilitating the publishing and exchange of information, the Web dramatically increases the amount of information available to users. Businesses are increasingly recognizing that the Internet can enhance the delivery and exchange of information, both among their geographically dispersed locations and employees and with their business partners and customers. Businesses are also realizing that the Internet can facilitate relatively inexpensive, standards-based and easy-to-use methods for accessing and delivering business information, such as sales, marketing and distribution data. As a result, many businesses are using Web sites as a new medium for advertising, promotion, conferencing, technical support and exchange of information.

  Web Sites

     A Web site is a collection of one or more electronic documents or "Web pages," which may contain graphics, text, audio and video information, which is available to a visitor accessing the Web site. Web sites can contain from one to hundreds of pages, and can be searched, retrieved and viewed through the use of widely available "browsers," such as Netscape Navigator or Microsoft Internet Explorer. Using Web browser software, computer users can connect to a Web site by entering the site's unique electronic Web address, known as its Universal Resource Locator ("URL"). Users can navigate the Web sites by utilizing hypertext link capabilities contained in Web pages. Hypertext links are active areas on a Web page which, when selected by a user, automatically identify and display a specific page, which can be located anywhere else on the Web, thus enabling users to move from one Web page to another without specifying the underlying URL address. Web sites can vary significantly in complexity and interactivity. A simple Web site may display only text, and more complex sites may display colored text, graphics, pictures, sound, animation, video and database information.

     The Company believes that increased processor speed, higher telecommunications bandwidth (resulting in increased transmission speed) and the development of software standards have led to the growing acceptance of the Internet as a communications tool. As a result, many businesses are choosing to re-engineer their distribution, logistics, customer service and marketing functions into "Information Depots" accessible through their Web sites. Consequently, the Company believes that there is an expanding market for developers of sophisticated, graphically enhanced, interactive Web sites.

  Enterprise Networks and Intranets

     As network technology has advanced, business-wide networking has evolved. Organizations have developed local area networks ("LANs") and have connected geographically dispersed LANs into wide area networks ("WANs"). Many LANs employ proprietary communications software, such as Novell NetWare. Today, in addition to proprietary protocols, an increasing number of businesses are using the Internet protocol TCP/IP for communications. TCP/IP facilitates communications over internal networks using Internet software tools and applications. An Intranet is a TCP/IP network inside a company that links the company's people and information in a way that makes information more accessible and facilitates navigation through all the resources and applications of the company's computing environment.

     Enterprise networks have increasingly used high-cost leased data lines to create private and secure LANs and WANs. Internet protocol network software now allows organizations to use the Internet for a lower-cost communications system by reducing long distance and leased line charges. Businesses now can expand the reach of and access to their internal information systems and enterprise applications to allow geographically dispersed facilities, remote offices, mobile employees, customers and business partners to access their networks through the Internet at lower communications costs. The integration of LANs and WANs through the Internet, plus the advancement of encryption security capabilities, has promoted the use of high-speed virtual private networks ("VPNs"), which may be maintained at a fraction of the operating cost of dedicated, leased line networks. VPNs that facilitate Internet banking, sales entry and express delivery shipment tracking services are examples of this fast-growing segment of the computing industry. The rapid growth of Intranets and VPNs has increased the need for specialized software applications that facilitate information delivery and communication using TCP/IP protocol.

  Internet Security

     An integral part of developing Internet based software applications for businesses is protecting against unauthorized access to enterprise networks and corporate data. Examples of valuable corporate data include financial results, medical records, personnel files, research and development projects, marketing plans and credit information. Businesses are vulnerable to unauthorized access to this information both by employees and outside persons. Unauthorized access may go undetected by the computer user or network administrator. The Company believes that concerns about the security of data transmitted over the Internet have limited growth in the Internet's commercial use. As a result, the Company believes that there is a rapidly expanding need for the services of Internet security specialists.

  The Internet-Enabling Products and Services Market

     The explosive growth of the Internet and World Wide Web has led to the rapid development of increasingly sophisticated and advanced TCP/IP-enabled software applications such as Web browsers and HTML compatible server software. These Internet tools enable users to obtain and communicate information more efficiently and effectively. Forrester Research, Inc. estimates that the combined Internet and Intranet worldwide software market will increase from $382 million in 1996 to $8.5 billion in 1999.

     The Company believes that there is a rapidly growing need for businesses to expand and integrate their existing information and communications systems to take advantage of the global communications framework and advanced graphics capabilities of Internet-enabled systems. The Company also believes that businesses today face a paradigm shift from proprietary protocol based local area networks and wide area networks to Internet-enabled global communications systems. However, the Company believes that there is a need for high quality software applications designed to support these new systems.

THE HOMECOM SOLUTION

     HomeCom was established to provide advanced software applications and integration services to businesses seeking to take advantage of the Internet. Integration of existing business operations with new Internet technologies is a costly and complex undertaking which the Company believes requires a high level of expertise to complete effectively. HomeCom believes that many businesses do not have the in-house experience and expertise to establish effective Internet-based communications in order to increase their productivity and compete more effectively in the marketplace. Also, HomeCom believes that the growth of electronic commerce over the Internet has been impeded by the perceived lack of effective security components. Finally, the Company believes that there presently is a lack of specialized software applications to support the growing Internet market. Therefore, the Company believes that businesses will engage specialized firms like HomeCom to implement Internet solutions. HomeCom believes it is well positioned to become a leading Internet solutions provider for the following reasons:

        - HomeCom focuses on creating Internet "Information Depots" for clients, including sophisticated database integrated software applications and interactive Web sites, to provide valuable information to business' customers, prospects, employees, stockholders and business partners. This is in contrast to the public relations material that represents much of the content currently on Web sites.

        - The Company has assembled a team of professional programmers, database experts and graphic artists that is able to create advanced interactive Web sites with database integration that function as effective Information Depots. Through developing specialized Internet applications for clients in vertical industries, HomeCom's team attains valuable knowledge about industry specific Internet needs and solutions, which it uses to provide efficient, value-added services to its customers.

        - HomeCom's recent establishment of its Internet security division has furthered the Company's knowledge of, and expertise in, Internet security. As a result, the Company is able to include advanced security features to create a more comprehensive Internet solution.

        - The Company provides businesses with a "one stop shop" for Internet communications applications. The Company can provide applications development, Web site creation, Internet security and Web server outsourcing. By combining its advanced programming, database and security expertise with outsourcing capabilities, the Company intends to create next generation Internet business solutions.

HOMECOM BUSINESS STRATEGY

     The Company's objective is to be a leading provider of business communications solutions using Internet standard protocol technologies. The Company intends to achieve this position by implementing the following key elements of its growth strategy:

  Develop and Market Industry-Specific Applications

     The Company will develop specialized software applications and market these applications to large businesses. The Company intends to focus on industry-specific applications such as insurance and real estate sales force data systems, financial institution client account access systems, inventory order entry systems, human resources information directories, and collaborative and groupware environments. The Company's goal is to develop a reputation as a leading full-service Internet applications developer for specific vertical industries, including banking and financial services, retailing and entertainment.

  Expand Software Product Development

     By developing specific Internet-based applications, the Company expects to continue to obtain valuable industry-specific data and knowledge of the Internet-based software needs in such industries. The Company will seek to retain the rights to use important elements of specific business applications in order to develop other custom applications. For example, the Company has developed software, which it calls Post On The Fly(TM), which enables non-technical users to add, retrieve and update information through the Internet or an Intranet using standard browser software. The Company expects to continue to develop, integrate and offer Post On The Fly(TM) products such as Post On The Fly(TM) Conference, Post On The Fly(TM) Store, Post On The Fly(TM) Q&A and Post On The Fly(TM) Publisher. The Company has entered into a business partner agreement with Unisys to resell the Company's suite of software modules known as the Personal Internet Banker(TM).

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

  Develop and Integrate Advanced Security Services

     HomeCom's Internet security division will provide advanced security integration consulting services and develop Internet applications with high levels of integrated security. HomeCom's Internet security division is staffed by Internet software and integration security consultants with a broad range of Internet and Intranet security applications and integration experience to both commercial and government users. HomeCom intends to market these advanced services and applications both as part of a total package of Internet conversion services and as a single service. The Company's objective is to become a leading provider of integrated security services and applications to large business enterprises and to government agencies.

  Expand by Acquisition

     The Internet/Intranet products and services market is highly fragmented. The Company is one of numerous Internet software applications and advanced multimedia developers who design, develop and provide Internet software products and services. In addition, a substantial number of client/server developers, database systems integrators and resellers provide services to established clients but do not provide Internet-based solutions for those clients. The Company will seek to make strategic acquisitions of companies that have developed specific industry expertise or have existing relationships with large businesses needing Internet/Intranet solutions. However, the Company has not entered into any agreement or commitment and is not a party to any negotiations for any such acquisition.

PRODUCTS AND SERVICES

     HomeCom provides Internet/Intranet solutions in five integrated areas: custom software applications design, development and integration; World Wide Web site development; Internet outsourcing services; specialized Internet software products; and security consulting and integration services.

  Customized Software Applications for the Internet

     HomeCom designs and develops specialized software applications that enable companies to obtain and communicate important business information through Internet standard protocol communications. To date, the Company has completed custom applications projects for clients such as Data Track Systems, Inc., Coverdell Insurance, Inc., AFLAC and Vital Integration Solutions, Inc.

     The Company works closely with its customers to analyze and design specifications for Internet standard software applications. To begin a custom applications project, the Company's customers generally either request a proposal from the Company or meet with Company personnel to discuss their Internet/Intranet communications needs. The Company generally analyzes the customers' present system and provides a recommendation and a quotation. A typical quotation specifies a fixed fee for significant design and development activities, a variable fee for maintenance support services, and includes pricing for equipment, software and communications. Criteria for pricing these services include the complexity of the project, the amount of custom programming required, the anticipated usage and traffic and the level of security required. The Company's custom application projects have generated fees ranging from approximately $40,000 to approximately $200,000.

     Following are examples of how HomeCom uses its integrated services to create specialized Internet and Intranet based software solutions for large businesses:

        - Sales Force Information System. A Fortune 250 insurance company hired HomeCom to design and implement a system to allow its agents across the United States to search and retrieve insurance product descriptions, prices and other product data and to update the agents' personal profiles on a continuous basis. To meet the customer's needs,

          HomeCom designed and implemented an Internet-based custom software solution using its Post On The Fly(TM) technology. The customer advised HomeCom that this new system could increase the customer's revenues by allowing the public direct access to information about its products and assisting prospective customers in locating agents who meet their personal needs. The Company implemented the first phase of this project in the fourth quarter of 1996.

        - Real-Time Public Viewing System. HomeCom was hired by a contractor to an international telecommunications company to design and implement a real-time video of selected 1996 Olympic Games venues for the telecommunications company's Web site. HomeCom designed and implemented software which integrated the video feed from various sites at the Centennial Olympic Games in Atlanta, Georgia to allow Internet users throughout the world to view specified venues. As part of this project, the Company supplied computer and communications hardware to the customer.

        - Order Entry System. HomeCom was engaged by a contractor to the nation's largest mortgage origination firm to create an Intranet order entry system to allow the customer's geographically disbursed employees to communicate important information relating to real estate mortgages. HomeCom presently is developing an Intranet system for the customer through which employees and business partners will be able to access a variety of title-related information, including title insurance, escrow information, public records and flood plain information. Users will be able to request title policies and services, report expected delivery dates, update order information and view order executions by other employees. The system, called "The Automated Order and Delivery Service for Real Estate Loan Services," uses a Sybase database to collect and process orders and Netscape's Commerce Server's Secure Socket Layer to provide secured transactions. The customer believes that this system will increase the speed at which its employees can process mortgage information, and will reduce paperwork, without requiring the customer to incur the cost of expensive leased phone lines, banks of modems and cost-prohibitive WAN systems. The first phase of this project was completed in the third quarter of 1996.

        - Interactive Insurance Quotation System. A regional insurance brokerage approached HomeCom with the need to develop an electronic commerce system to allow the public to enter personal and financial information and to obtain competing quotes for life insurance policies and annuities. HomeCom has developed a secure interactive system, using a Microsoft SQL database and Netscape Enterprise server software, to allow the public to obtain competing quotes for life insurance policies and annuities through the Internet. The product is currently accessible through Prodigy. The customer has advised HomeCom that it believes this system will enhance the customer's marketing presence for its brokerage services and increase its sales by allowing customers to obtain quote information without utilizing an agent. The customer has advised the Company that it plans to market this system to the banking industry.

     During 1996, custom Internet and Intranet applications and integration services (including hardware resales) accounted for approximately 19% of the Company's revenues. The Company believes that special applications services will represent an increasing percentage of its total revenues as the Company continues to market its custom applications services to larger businesses.

  Web Site Development and Design

     HomeCom is an established provider of advanced Web site design and implementation services, having developed more than 100 Web sites for clients in many industries. The Company has a highly trained staff able to design Web sites ranging from basic "inquiry only" sites to

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

complex, interactive sites capable of providing on-line commerce, data base integration and manipulation, sophisticated graphics, animation, sound and other multimedia content.

     The Company has developed a standard process for the design and implementation of Web sites. Initially, the Company's creative director and project manager meet with the customer to discuss its current methods for serving its customers, employers and suppliers, as well as its objectives and marketing needs. Prices for the design of relatively simple Web sites, without additional software applications, currently range from $5,000 to more than $50,000.

     The Company's staff of 20 full-time software engineers uses a variety of computer operating systems, tools and language to develop Web sites. In particular, the Company's software engineers have developed a high level of expertise using C, C++, Perl, JAVA and CGI programming. These programmers write complex computer programs to create special features on a Web site. In addition, they regularly assess new applications and tools that may assist the Company in providing leading edge Web site services.

     The Company's graphics designers create sophisticated Web sites which include functions such as interactive on-line commerce, 3-D modeling, virtual reality and audio and video creation and editing. The Company's staff of professional artists, multimedia programmers and graphic designers develops Web sites to meet the customers' creative needs. HomeCom and its clients have won several awards for Web sites created by HomeCom, including the MGM-UA "Top 10," Point "Top 5% of All Web Sites" and Magellan "Four Star Site." The Company intends to continue to recruit the best available multimedia artistic talent.

     A business' decision to begin marketing and communicating through the Internet generally involves the expenditure of substantial funds and can result in major changes to its marketing and communications systems. Forrester Research, Inc. estimates that the typical annual costs for establishing and operating a business Web site currently ranges from approximately $304,000 for a "promotional" site to nearly $3.4 million for a full transactional site. Consequently, HomeCom believes that businesses generally prefer companies such as HomeCom that have established track records, professional staffing and good reputations to provide these services.

     During 1996, Web site design and development services accounted for approximately 50% of the Company's revenues. The Company expects that revenues from such services will increase, but believes that fees for such services will represent a smaller percentage of total revenue over the foreseeable future.

  Internet Outsourcing Services

     HomeCom provides full service Internet network outsourcing services, consisting of Web site and Internet application hosting and facilities, which it markets both as an integrated part of its full-service Internet solution and as a separate service. HomeCom's customers utilize the Company to maintain the customers' Internet servers and network functions at facilities located at HomeCom's main office. HomeCom presently hosts approximately 1,600 Web sites. HomeCom's Internet Network Development Center ("NDC") is housed in Class A office space with 24-hour manned on-premises security. Access to the NDC computer room is 24-hour double secured. HomeCom provides its Internet outsourcing services through multiple leased T1 and T3 data lines. See "Facilities."

     Because the Company is an established provider of these services, conducts its operations using sophisticated technologies and operates in Class A office space, it believes it can compete effectively to provide Internet outsourcing services for large businesses. At the same time, because the Company prices its outsourcing services competitively, it believes it can compete effectively for the hosting services of small business and individuals.

     The Company maintains the file servers for a customer's Web site for a monthly fee. Presently, the monthly fees range from approximately $25 to $3,000. Pricing levels vary depending on the

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

amount of storage used on the file server. The Company also provides ongoing maintenance, problem correction and periodic updates, as well as outsourcing services for customers who own their own equipment.

     Following are examples of HomeCom's outsourcing services:

        - HomeCom presently maintains the interactive Web site for one of the nation's largest film processing companies. This Internet-based customer service system allows customers to review and order pictures from film which has been developed by the company. This system is integral to the company's operations, and is maintained and operated by HomeCom on a 24-hour basis.

        - HomeCom presently hosts the interactive Web site for a publicly traded restaurant chain. This Web site provides up-to-date company and stockholder information, on-line job resources and employment information.

        - HomeCom is hosting a Web site for a publicly traded insurance company that provides information about its insurance products and services, including an on-line agent location and profile system.

        - HomeCom is hosting a regional bank's interactive Web site communications system which enables the public to receive stockholder information, branch location information and press releases, and to participate in on-line interviews with the company's chief executive officer. The customer has advised the Company that it intends to include all its approximately 34 subsidiary banks in its Web site.

        - Prior to and during the recent 1996 Olympic Games in Atlanta, Georgia, HomeCom hosted the server for an international telecommunications company's Web site, which enabled the public to view real-time pictures of selected venues of the Olympic Games.

     During 1996, Internet outsourcing services generated approximately 16% of the Company's total revenues.

  Software Products

     The Company uses its proprietary technology as an integral part of many of its custom applications services and believes that there are valuable potential retail applications for this technology. The Company is currently adopting some of its custom Web applications into generic software products. For example, the Company has developed advanced Internet-enabled software products based on the Company's Post On The Fly(TM) technology. Post On The Fly(TM) is software which enables non-technical users to add, retrieve and update information through the Internet or an Intranet using standard browser software. The Company has used Post On The Fly(TM) technology to create the following software application products:

     Post On The Fly(TM) Conference. In September 1996, the Company began selling Post On The Fly(TM) Conference ("Conference"), an Internet Web conferencing software product designed to operate on Web servers. Conference allows users to create their own conference sessions and allows discussion groups to be created and administered by non-technical personnel. Conference utilizes Post On The Fly(TM) technology to store and search all user profiles and discussions. Each conference participant is required to have only a Web browser and an Internet connection. Conference operates on a Web server and allows users of many different types of computers to communicate interactively in the same conference. Conference stores all responses to a HomeCom created database, which allows the business and participants to search, locate and retrieve all posts, replies and user profiles. Conference integrates the user profiles into the conference so that participants have access to the education and job experience of each other participant and other historical information necessary to assess a participant's responses. Conference allows users to add photos, videos, word processing files and sound bites to conferences and to their profiles.

     Conference may be customized by the user to define the scope and subject of the conference, the conference participants and the persons who may administer the conference. Conference administrators are permitted to update the conference and evaluate persons who apply to participate. Conference also has powerful administrative features that enable a principal conference administrator to distribute all or certain administrative functions to sub-administrators quickly and easily. Conference provides a dynamic business tool for interactive conference communications, including soliciting employee comments on business initiatives, proposals, group projects and topics of mutual interest to participants.

     For example, one of the nation's largest film processing companies presently uses Conference for three distinct types of interactive communication through its Web site. First, it establishes "open" conferences for its customers and the general public, soliciting their input on its present services and products and certain proposed future services and products. Second, it establishes conferences for its employees to solicit their input on topics of importance to them. Third, it establishes private conferences for its store managers to discuss topics relating to store operations and proposed future services and products. HomeCom's customer believes that the implementation of the Conference software application has allowed it to obtain valuable feedback from its employees and managers, as well as its present and potential customers, and has given it a valuable marketing tool by increasing the usefulness of its Web site. Conference is presently sold at a retail price of $495.

     The Company believes that there are presently several other publicly available software products that offer Internet-based group discussion, including Lotus Notes and Digital's AltaVista(TM) Forum. The Company believes Conference will be competitive with these software products because Conference offers ease of use, a multiplicity of features and an attractive price. The Company is presently preparing and intends to file a U.S. patent application covering certain aspects of Conference.

     Post On The Fly(TM) Store. In February 1996, the Company completed development of its first version of Post On The Fly(TM) Store ("Store"), an Internet Web server database product that enables businesses to sell products over the Internet in a secure on-line catalog environment. Store also allows a customer's non-technical employees to create and update the on-line store or catalog using any Internet World Wide Web connection and standard browser software. HomeCom's customer, the "store merchant", can enter and later modify the descriptions and prices of products to be sold in the on-line store. Product descriptions can include graphics, pictures and product, shipping and pricing information. The store merchant can add to or delete its product inventory at any time without any special training or programming skills. A Post On The Fly(TM) Store can be a simple 12 item store for a small merchant or a large on-line catalog.

     Store customers can purchase products using standard Web browser software. Store customers also can search for specific types of products based on description, name, price or product ID number, and retrieve the relevant product information. After deciding to purchase a product, a customer can point and click to select the product for purchase and place that product into the customer's shopping basket list. After selecting all purchases, the customer can checkout and purchase the products in the shopping basket list by using a credit card. The order entry system will summarize the total purchase price for the products purchased and the exact shipping charges through automatic reference to UPS's rate information system. Store notifies the merchant of all customer orders by secure Web sites, encrypted e-mail or facsimile to the merchant. Merchants are also able to access Store's accounting system to review the purchases of their customers. The Company believes that Store will be competitive with other existing Internet store creation products such as Netscape Merchant software because Store is competitively priced and requires no programming skills once installed. HomeCom anticipates that Store will be released in the second quarter of 1997 and will be sold at an initial retail price of between $2,000 and $2,500.

     Post On The Fly(TM) Q&A. The Company is developing Post On The Fly(TM) Q&A ("Q&A"), a testing and training software application product that will enable users to create and revise complicated examinations, training courses, and simple question and answer forms. A customer will be able to use Q&A to create an examination by typing or pasting a series of questions and answers into the program using standard Web browser software. The user will be able to specify the number of questions, the time allowed to answer each question, the score necessary for a passing grade, and other testing and training criteria to create a highly customized test or training course. The user also will be able to determine who should be entitled to see the results of the Q&A tests or training courses. All user information, scores and examination answers will be stored in the database for later viewing and analysis. The Q&A software will allow non-technical persons to create sophisticated training courses and examinations without any programming experience. Encryption technology will maintain the confidentiality of the tests and training courses. HomeCom anticipates that Q&A will be released in the second half of 1997 and will be sold at an initial retail price of between $3,500 and $5,000.

     Post On The Fly(TM) Publisher. The Company is developing Post On The Fly(TM) Publisher ("Publisher"), a proposed database software product designed to provide customized publishing templates, including text and graphics placement, headings, background colors, text colors and font sizes. As currently designed, this product will allow publishers to design an electronic publication and to create an Internet Web magazine or other electronic publication. Publisher will allow reporters, editors, writers and other non-technical people to utilize the Internet to insert articles, graphics, video clips, sound clips and other content to create a multimedia publication. Content will be able to be inserted into the publication simply by typing or pasting into the proper areas of the template. Reporters and others submitting content to an electronic magazine from the field will be able to access a secure section of the Publisher software, using log-in and password protection, and paste their articles or graphics into the proper sections. Content submitted in this manner will be converted into HTML format ready for viewing on the Web without further intervention. Information submitted by a user will automatically be stored in a database for later use.

     Publisher will be designed to provide users with two possible versions of an electronic publication. One version will contain all of the content. A second version will be customized "on the fly" to contain only the information that is of interest to an individual user, based on content placed in the user's profile. Publisher will determine the content of the custom version based on its built-in intelligent agent rules that match user interests with select articles and other content.

     Although there are numerous HTML editing products such as Netscape Navigator Gold and Microsoft Front Page, the Company believes its products will allow non-technical users to create a customized version of their publication in real time for each reader. The Company will seek to compete against other products by offering Publisher as a ready-to-run application with easy-to-use features at a competitive price.

     The Company intends to market its Post On The Fly(TM) software products by offering a free limited use demonstration license through its Web site, similar to programs offered by other software developers, and through print media and reseller agreements. The Company has not conducted market studies for its Post On The Fly(TM) products and, consequently, cannot determine whether there will be a substantial market for such products or whether such products will compete effectively against present and future competing products. HomeCom anticipates that Publisher will be released in the second half of 1997. As of the date of this Prospectus, the Company has not determined a price or price range for Publisher.

     During 1996, the Company's Post On The Fly(TM) products, other than Conference, were under development and not available for retail sale.

     Personal Internet Banker.(TM) The Company is in the process of developing a suite of banking software applications designed to facilitate Internet banking. At the heart of this suite of software products is the Personal Internet Banker(TM), a scaleable financial package for the banking industry that maintains a customer's personal banking preferences for Internet banking. With the intelligent agent technology of the Personal Internet Banker(TM), a software agent answers a consumer's personal financial questions and consummates financial transactions such as purchasing stocks, accessing checking account balances, processing loan applications, purchasing insurance and other personal banking functions. The Company anticipates that this suite of banking applications will be made available to financial institutions for the purpose of remarketing these products to their banking customers. Through knowledge of a customer's financial history and banking preferences, the Company believes that financial institutions will be better able to market financial products and services on a one-to-one basis to their customers. The Company anticipates that this product will be commercially available in the last half of 1997 or the first half of 1998. The Company has entered into a marketing agreement with Unisys which provides that Unisys will market Personal Internet Banker(TM) as optional software available to purchasers of Unisys' Computer Systems Group enterprise server hardware.

     During 1996, sales of software products developed by the Company generated less than 1% of the Company's total revenues.

  Internet Security Services

     In August 1996, HomeCom acquired an Internet security division to provide security solutions for businesses connecting to the Internet. See "Certain Transactions." The Company plans to develop and integrate advanced value-added security features into its custom software applications and products, and provide consulting and integration services to companies seeking to communicate securely and transact business over the Internet.

     The Company's objective is to provide its customers with a comprehensive family of integrated network security solutions. The Internet security division will assess the customer's needs and recommend and install "firewalls," encryption and authentication applications, other repudiation techniques and secured networks. Management of the Internet security division has experience in performing Internet security services for the federal government.

     During 1996, Internet security services generated approximately 3% of the Company's total revenues.

SALES AND MARKETING

     The Company markets its products and services through its direct sales force, print advertising and its own Web site. The Company also generates customer leads through its business partner relationships with leading technology companies such as AT&T, BBN Planet, Microsoft, Netscape, Oracle, Sybase and Unisys.

     The Company has instituted an in-depth two-week training program for its sales staff to enable them to market the Company's Internet-based services and products effectively. During the first week, the Company teaches an overview of basic Internet and Intranet technology and current and developing hardware and software. This allows its sales staff to become conversant in the terms and technology of the Internet industry, and provides in-depth training about the Company's services and products. During the second week, the Company teaches its direct sales system, using role playing to teach its staff how to locate prospective customers, define their needs, overcome obstacles to sales and finalize sales.

     The Company is focusing its marketing on large businesses with industry-specific applications needs in areas such as insurance and real estate sales force data systems, financial institution client account access systems, inventory order entry systems, human resources information directories, parts databases and collaborative and groupware environments. The Company also intends to utilize traditional print and media marketing strategies to enhance Company and product name recognition.

CUSTOMERS

     During 1996, no customer accounted for more than 10% of the Company's total revenues.

     Because substantially all of the Company's customers have retained the Company for a single project, customers from whom the Company generated substantial revenue in one quarter generally have not been a substantial source of revenue in a subsequent quarter.

FACILITIES

     The Company occupies approximately 10,000 square feet in an office building in Atlanta, Georgia under a lease expiring in March 2001. The facility serves as the Company's headquarters and computer center. The Company also has an office in McLean, Virginia occupying approximately 450 square feet under a lease expiring in July 1997.

     The Company's Internet services are maintained in secured, environmentally conditioned premises at its NDC computer room at the Company's principal offices. Company personnel monitor server and network functions on a 24 hour per day, 7 days per week basis, and access to the NDC is 24 hour double secured. Back-up servers replace production services in the event of failure or down time. Tape back-ups are performed on a weekly basis and transported for off-site storage. Each server is SNMP managed and utilizes devices located on a separate network to notify NDC personnel by pager in the event of problems that are not otherwise detected by HomeCom's own SNMP.

     All power supplied to the NDC computer room is supplied by two separate power substations through American Power Conversion Matrix UPS lines, with back-up battery power. Telecommunications are provided to the computer room through multiple leased T1 and T3 lines directly connected to the T3 Internet provided by interexchange carriers. Each T1 and T3 line is provisioned on separate local carrier fiber optics using the latest SONET and FDDI technology. Telecommunications lines are provided through two physically diverse entrance facilities. The Company has acquired and installed multiple Cisco routers for connection to the Internet, which automatically redistribute traffic load in the event of telecommunications failure.

     The Company believes that the properties which it currently has under lease are adequate to serve the Company's business operations for the foreseeable future. The Company believes that if it were unable to renew the lease on either of these facilities, it could find other suitable facilities with no material adverse effect on the Company's business.

COMPETITION

     The market for specialized Internet applications and products is highly competitive, and the Company expects that this competition will intensify in the future. In providing specialized software design and development, the Company competes with numerous businesses that also provide software design and development services, companies that have developed and market application specific Internet software products, companies that provide software tools that enable customers to develop specific Internet-enabled software applications and companies that choose to develop Internet application products internally. Andersen Consulting, L.L.P., Electronic Data Systems Corporation ("EDS"), International Business Machines Corporation ("IBM") and Cap Gemini America are significant custom software developers, integrators and resellers whose services include a broad range of Internet and Intranet software applications design and development services. Companies such as Broadvision, Inc., Edify Corporation and Security First Network Bank have developed application specific Internet software products that are broadly marketed and licensed and perform such functions as interactive one-to-one marketing, human resources benefits inquiry, enrollment and training and Internet banking. In addition, companies that offer and sell client/server based Internet-enabled software products, such as Netscape and Microsoft, may in the future bundle software capabilities and applications with existing products in a manner which may limit the need for software capabilities and application services such as those offered by the Company. The Company also competes with the information technology departments of significant business enterprises who may choose to design and develop their Internet applications internally. The emergence of sophisticated software products and tools that enable companies to build customized Internet-enabled software applications internally also may have the effect of encouraging internal development and, thus, may materially reduce the demand for the Company's custom software application services.

     The Company's Web site development services face competition from a variety of sources, from small operations to large global competitors like EDS and Computer Sciences Corporation. The Company believes Web site development presently is a fragmented market, with no business commanding a dominant share. HomeCom believes that as Web sites increase in interactivity and complexity, Web site development companies will increasingly need to maintain an integrated team of Intranet-enabled software engineers, advanced graphics programmers, multi-media artists and Internet security experts in order to compete effectively for large business customers. Consequently, HomeCom believes that it will need to continue to expand its personnel and work to maintain leading edge technology capabilities in order to remain competitive. Although there is likely to be a continuing market for individual Web site development, the Company intends to continue to focus its Web site development services on large businesses with complex interactive requirements.

     The Company's Internet outsourcing services face competition from numerous large and small competitors that provide comparable outsourcing services. Such competition includes BBN Planet, AT&T, MCI Communications Corporation ("MCI"), IBM, EDS and WorldCom, Inc., as well as numerous regional Internet outsourcing services providers.

     The Company's security services division faces competition from many sources, including companies that provide security consulting services and companies that market specific Internet-based security solutions. Such competitors include Digital Equipment Corporation, IBM, Andersen Consulting, L.L.P. and EDS. In addition, many companies currently market Internet-based application-specific software products that incorporate security and confidentiality features and functions.

     The Company believes that the rapid expansion of the market for Internet software applications will foster the growth of many significant competitors performing comparable services and offering comparable products to those offered by the Company. The Company competes on the basis of creative talent, price, reliability of services and responsiveness. Many of the Company's current and prospective competitors have substantially greater financial, technical, marketing and other resources than the Company. The Company believes that it presently competes favorably with respect to each of its various service offerings. There can be no assurance that the Company's present and proposed products will be able to compete successfully with current or future competitors or that competitive pressures faced by the Company will not have a material adverse effect on the Company's business, financial condition and operating results.

INTELLECTUAL PROPERTY RIGHTS

     In accordance with industry practice, the Company relies primarily on a combination of copyright, patent and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company seeks to protect its software, documentation and other written materials principally under trade secret and copyright laws, which afford only limited protection. The Company does not hold any registered trade or service marks at this time, but has applied for federal registration of the names "HomeCom(TM)," "Post On The Fly(TM)" and the Company's logo. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop competing products and services. In distributing its software products, the

Company intends to rely primarily on "shrink wrap" licenses that are not signed by licensees and, therefore, may be unenforceable under the laws of certain jurisdictions. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as the laws of the United States. The Company does not believe that any of its proposed products infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company with respect to its products. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in electronic commerce grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company. In addition, Web site developers such as the Company face potential liability for the actions of customers and others using their services, including liability for infringement of intellectual property rights, rights of publicity, defamation, libel fraud, misrepresentation, unauthorized computer access, theft, tort liability and criminal activity under the laws of the United States, various states and foreign jurisdictions. The Company routinely enters into non-disclosure and confidentiality agreements with employees, vendors, contractors, consultants and customers. The Company is presently preparing and intends to file a U.S. patent application as to certain aspects of its Post On The Fly(TM) Conference software.

     There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology. The Company believes that, due to the rapid pace of Internet innovation and related software industries, factors such as the technological and creative skills of its personnel are more important in establishing and maintaining a leadership position within the industry than are the various legal protections of its technology.

EMPLOYEES

     At March 1, 1997, the Company employed 60 full-time employees, of whom 31 were technical personnel engaged in maintaining or developing the Company's products or performing related services, 17 were marketing and sales personnel and 12 were involved in administration and finance.

INSURANCE

     The Company maintains liability and other insurance that it believes to be customary and generally consistent with industry practice. The Company believes that such insurance is adequate to cover potential claims relating to its existing business activities.

GOVERNMENT REGULATION

     The Telecommunications Act of 1996 (the "1996 Telecommunications Act"), which became effective on February 8, 1996, imposes criminal liability on persons sending or displaying in a manner available to minors indecent material on an interactive computer service such as the Internet. The 1996 Telecommunications Act also imposes criminal liability on an entity knowingly permitting facilities under its control to be used for those activities. The constitutionality of these provisions has been successfully challenged in federal court and, as of the date of this Prospectus, enforcement of certain provisions has been enjoined. The United States Supreme Court has agreed to hear an appeal by the U.S. government of this Federal court decision. If the Supreme Court determines that a portion or all of the provisions of the 1996 Telecommunications Act are constitutional, this legislation may decrease demand for Internet access, chill the demand for Internet content or have other adverse effects on Web site service providers such as the Company. In addition, in light of the uncertainty of the interpretation and application of this law, there can be no assurance that the Company would not have to modify its operations to comply with the statute.

     Except for the 1996 Telecommunications Act, the Company does not believe that it is currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and believes that there are currently few laws or regulations directly applicable to Web site service companies. The Federal Communications Commission is studying the possible regulation of the Internet. Any such regulations adopted by the Federal Communications Commission may adversely impact the manner in which the Company conducts its business. It is possible that a number of additional laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing and characteristics and quality of products and services. The adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for the Company's products and services and increase the Company's cost of doing business or cause the Company to modify its operations, or otherwise have an adverse effect on the Company's business, financial condition and operating results. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, libel, and personal privacy is uncertain. The Company cannot predict the impact, if any, that future regulation or regulatory changes may have on its business. In addition, Web site developers such as the Company face potential liability for the actions of customers and others using their services, including liability for infringement of intellectual property rights, rights of publicity, defamation, libel, fraud, misrepresentation, unauthorized computer access, theft, tort liability and criminal activity under the laws of the U.S., various states and foreign jurisdictions. Any imposition of liability could have a material adverse effect on the Company.

     In addition, the Company's network services are transmitted to its customers over dedicated and public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for communications. Changes in the regulatory environment relating to the telecommunications and media industry could have an effect on the Company's business, including regulatory changes which directly or indirectly affect use or access of the Internet or increase the likelihood or scope of competition from regional telephone companies, could have a material adverse effect on the Company.

LEGAL PROCEEDINGS

     The Company is not a party to any legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:

NAME                           AGE                          POSITION
----                           ---                          --------
Harvey W. Sax................  45   President, Chief Executive Officer and Director
R. Douglas MacIntyre(1)......  45   Chairman of the Board of Directors
Nat Stricklen................  53   Senior Vice President, Sales and Marketing, Chief
                                    Operating Officer and Director
Vinod Keni...................  34   Chief Financial Officer, Treasurer and Secretary
Krishan Puri.................  31   Executive Vice President and Director
Gia Bokuchava, Ph.D. ........  31   Chief Technical Officer
Roger Nebel..................  43   Vice President
Gregory Abowd, Ph.D.(2)......  32   Director
Winn Schwartau(2)............  44   Director

------------------------------

(1) Member of the Audit Committee.
(2) Member of the Audit and Compensation Committees.

     HARVEY W. SAX is a founder of the Company and has served as President and Chief Executive Officer of the Company since January 1995. He was Secretary of the Company from December 1994 until January 1995. From October 1994 until December 1995, when he began working as a full-time employee of the Company, Mr. Sax served as a Vice President of Oppenheimer & Co., Inc. From February 1993 until September 1994, Mr. Sax served as a Senior Vice President of D. Blech & Co. From July 1992 until February 1993, Mr. Sax was a Vice President of Paine Webber, Inc. From January 1989 until July 1992, Mr. Sax was a Vice President of Bear, Stearns & Co. Inc. Mr. Sax received a Bachelor of Arts degree from Emory University in 1972. Mr. Sax has been a member of the Board of Directors since December 1994.

     R. DOUGLAS MACINTYRE has served as Chairman of the Board of Directors of the Company since October 1996. Mr. MacIntyre has been President, Chief Executive Officer and a member of the Board of Directors of Brock International, Inc. since December 1996. From June 1994 until November 1996, Mr. MacIntyre served as President and Chief Executive Officer of Dun & Bradstreet Software. From April 1993 until June 1994, Mr. MacIntyre was a private business consultant. From June 1990 until April 1993, Mr. MacIntyre served as President and Chief Operating Officer of Software 2000, Inc., a business software company. Mr. MacIntyre received a Bachelor of Science degree from the U.S. Military Academy at West Point in 1973 and a Master of Science in Business Administration degree from Boston University in 1976. Mr. MacIntyre is immediate past President of the American Software Association, a member of the Board of Directors of the Southeastern Software Association, and is a member of the advisory board of Georgia Institute of Technology's College of Computing. Mr. MacIntyre has been a member of the Board of Directors since September 1996.

     NAT STRICKLEN has served as Senior Vice President, Sales and Marketing, and Chief Operating Officer of the Company since January 1996. Mr. Stricklen was President of the Company from December 1994 until January 1995, and Vice President and Secretary of the Company from January 1995 until January 1996. For more than 25 years prior to joining the Company in December 1994, Mr. Stricklen was employed by IBM where from 1988 until November 1994 he was the senior product manager for the IBM Link product used for electronic communication for IBM employees and business partners. Mr. Stricklen was a member of the team that developed the original IBM Internet home page. Mr. Stricklen received a Bachelor of Science degree in Data Processing and Application Systems Design from Washington University in 1975. Mr. Stricklen has been a member of the Board of Directors since December 1994.

     VINOD KENI has served as Chief Financial Officer, Treasurer and Secretary of the Company since February 1996. Before joining the Company, Mr. Keni was a Senior Financial Analyst with Harvard Pilgrim Health Care, an HMO, from February 1995 until February 1996. From May 1994 until February 1995, he was a Financial Analyst with Kent County Memorial Hospital in Providence, Rhode Island. From April 1993 until April 1994, he was a Financial Coordinator with IVF America, Inc., a healthcare research and products company. From August 1991 until April 1993, Mr. Keni was a student at Johnson & Wales University. Mr. Keni received a Master of Business Administration degree from Johnson & Wales University in 1993 and a Master of Science degree in Finance and Accounting from Bangalore University, India in 1987. Mr. Keni has been a member of the Board of Directors since September 1996.

     KRISHAN PURI has served as Executive Vice President of the Company since February 1996, and was a member of its former Board of Advisors from May 1995 until August 1996. From March 1994 until January 1996, Mr. Puri was a Senior Management Consultant with Deloitte & Touche Consulting Group in its telecommunications practice. From March 1992 until March 1994, Mr. Puri served as a Senior Engineer for International Communications Network Services for British Telecom and MCI's Concert joint venture in Atlanta, Georgia. From March 1990 until March 1992, Mr. Puri was a network analyst with Sprint Corporation, a long distance telecommunications company. Mr. Puri received a Bachelor of Science degree in Electrical Engineering from Georgia Institute of Technology in 1987 and a Master of Business Administration degree from Georgia State University in 1992. Mr. Puri has been a member of the Board of Directors since September 1996.

     GIA BOKUCHAVA, PH.D., has served as the Company's Chief Technical Officer since August 1995. Dr. Bokuchava served as a visiting professor at Emory University from September 1994 until August 1995 and was employed by the National Library of Medicine, assisting in the development of Internet based applications, from January 1995 until August 1995. From July 1990 until September 1994, Dr. Bokuchava was the Director of The Computer Center at the Institute of Mechanical Engineering at Georgia Technical University, Tblisi, Georgia (formerly a part of the Soviet Union). Dr. Bokuchava has taught computer science as a visiting associate professor at the Universities of Moscow and China. Dr. Bokuchava received a doctorate in theoretical physics from Georgia Technical University, Tblisi, in 1990. Dr. Bokuchava has been a member of the Board of Directors since September 1996.

     ROGER NEBEL has served as Vice President of the Company since August 1996. From May 1991 until July 1996, Mr. Nebel was a Department Manager (May 1991 to February 1993) and Senior Manager - Enterprise Assurance (March 1993 to July
1996) for PRC, Inc., a subsidiary of Litton Industries, Inc., which provides information technology consulting and systems integration services for governments and businesses. Mr. Nebel received a Bachelor of Science degree in Engineering from California Coast University in 1990 and a Master of Science degree in Management from National-Louis University in 1993. Mr. Nebel has been a member of the Board of Directors since September 1996.

     GREGORY ABOWD, PH.D., has been an assistant professor in the College of Computing at the Georgia Institute of Technology since August 1994, where he is a member of the Software Systems Design Group. From October 1989 until August 1994, Dr. Abowd held post-doctoral positions with the Human Computer Interaction Group at the University of York in England (October 1989 until September 1992) and with the Software Engineering Institute and Computer Science Department at Carnegie Mellon University (September 1992 until August 1994). From October 1989 until September 1992, Dr. Abowd was a student at the University of Oxford, where he attended as a Rhodes Scholar. Dr. Abowd received a Bachelor of Science degree in Mathematics from the University of Notre Dame in 1986 and a Master of Science degree in Computation and a Doctorate of Philosophy in Computation from the University of Oxford in 1987 and 1991, respectively. Dr. Abowd has been a member of the Board of Directors since September 1996.

     WINN SCHWARTAU has been President of Interpact, Inc., a provider of consulting services for electronic privacy and related issues to industry and governments, since August 1990. Since August 1990, Mr. Schwartau also has been an architectural security consultant to Hughes STX, providing services related to enterprise security network architectures, design and implementation. Mr. Schwartau has been a member of the Board of Directors since September 1996.

     The Company's Board of Directors is divided into three classes. The Class I directors (Messrs. MacIntyre and Stricklen) will serve an initial term until the 1998 Annual Meeting of Stockholders, the Class II directors (Messrs. Schwartau and Sax) will serve an initial term until the 1999 Annual Meeting of Stockholders and the Class III directors (Dr. Abowd and Mr. Puri) will serve an initial term until the 2000 Annual Meeting of Stockholders. Each class will be elected for three-year terms following its respective initial term. The classification of the Board of Directors could have the effect of making it more difficult for a third party to acquire control of the Company. Officers are elected at the first Board of Directors meeting following the stockholders meeting at which directors are elected and serve at the discretion of the Board of Directors. Each executive officer of the Company was chosen by the Board of Directors and serves at the pleasure of the Board of Directors until his or her successor is appointed or until his or her earlier resignation or removal in accordance with applicable law. There are no family relationships between any of the directors or executive officers of the Company.

BOARD COMMITTEES

     The Board of Directors has two standing committees: a Compensation Committee and an Audit Committee. The Compensation Committee provides recommendations to the Board of Directors concerning salaries and incentive compensation for officers and employees of the Company. The Audit Committee recommends the Company's independent auditors and reviews the results and scope of audit and other accounting-related services provided by such auditors.

DIRECTOR COMPENSATION

     Directors do not receive any cash compensation for their services as members of the Board of Directors but are reimbursed for their reasonable travel expenses in attending Board of Directors and committee meetings. Directors who are not employees of the Company are eligible to receive automatic grants of stock options under the Company's Non-Employee Directors Stock Option Plan, and may receive additional grants of options under such plan at the discretion of the Compensation Committee of the Board of Directors. See "Stock Option
Plan - Non-Employee Directors Stock Option Plan." The Company may in the future establish a policy for compensating members of the Board of Directors for attending Board of Directors or committee meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1995, compensation of executive officers of the Company was determined by Harvey W. Sax, the Company's President and Chief Executive Officer. In September 1996, the Company established a Compensation Committee to review the performance of executive officers, establish overall employee compensation policies and recommend salaries and incentive compensation for officers and employees of the Company. No member of the Compensation Committee is or will be an executive officer of the Company.

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid or accrued by the Company in 1996 for its Chief Executive Officer and each executive officer of the Company whose total annual salary and bonuses determined at December 31, 1996 exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                                                   COMPENSATION
                                                                      AWARDS
                                                                   ------------
                                                                    NUMBER OF
                                             ANNUAL COMPENSATION    SECURITIES
                                             -------------------    UNDERLYING       ALL OTHER
      NAME AND PRINCIPAL POSITION(1)          SALARY     BONUS       OPTIONS       COMPENSATION
      ------------------------------         --------   --------   ------------   ---------------
Harvey W. Sax..............................  $100,000      $0        -0-             -0-
  President and Chief Executive Officer

---------------

(1) Other than its President and Chief Executive Officer, the Company had no executive officer whose salary and bonuses exceeded $100,000 in 1996.

     As of March 1, 1997, the annual salaries for the Company's executive officers were as follows: Harvey W. Sax, President and Chief Executive Officer ($150,000); Nat Stricklen, Senior Vice President, Sales and Marketing, and Chief Operating Officer ($75,000); Vinod Keni, Treasurer and Chief Financial Officer ($55,000); Krishan Puri, Executive Vice President ($100,000); Gia Bokuchava, Ph.D., Chief Technical Officer ($65,000); and Roger Nebel, Vice President ($100,000). Pursuant to the employment agreements with Dr. Bokuchava and Messrs. Keni and Puri, each is eligible to receive cash bonuses to repay certain promissory notes issued by them to the Company in connection with their purchase of shares of Common Stock from the Company in August 1996. See "Certain Transactions." Each of the Company's executive officers also is eligible to receive cash bonuses to be awarded at the discretion of the Compensation Committee of the Board of Directors.

EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement with Harvey W. Sax, its President and Chief Executive Officer, which provides a five year term commencing on January 1, 1996, subject to automatic extension for an additional one year on each one-year anniversary of the agreement. This employment agreement is subject to early termination as provided therein, including termination by the Company "for cause" (as defined in the employment agreement). The employment agreement provides for an annual base salary of $150,000 and for bonus compensation to be awarded at the discretion of the Compensation Committee of the Board of Directors.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth all individual grants of stock options during the year ended December 31, 1996 to each of the Named Executive Officers:

                                                                                         POTENTIAL
                                             INDIVIDUAL GRANTS                       REALIZABLE VALUE
                          --------------------------------------------------------      AT ASSUMED
                                        PERCENT OF                                    ANNUAL RATES OF
                          NUMBER OF       TOTAL                                         STOCK PRICE
                          SECURITIES     OPTIONS      EXERCISE                       APPRECIATION FOR
                          UNDERLYING    GRANTED TO     OR BASE                          OPTION TERM
                           OPTIONS     EMPLOYEES IN     PRICE        EXPIRATION      -----------------
          NAME             GRANTED     FISCAL YEAR    ($/SHARE)         DATE         5%($)     10%($)
          ----            ----------   ------------   ---------   ----------------   ------    -------
Harvey W. Sax...........    -0-          -0-            -0-              --           -0-       -0-

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

     The following table summarizes the value of the outstanding options held by the Named Executive Officers at December 31, 1996:

                                               NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN-
                                              UNDERLYING UNEXERCISED         THE-MONEY OPTIONS AT
                                            OPTIONS AT FISCAL YEAR-END        FISCAL YEAR-END($)
                                            ---------------------------   ---------------------------
                   NAME                     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                   ----                     -----------   -------------   -----------   -------------
Harvey W. Sax.............................     -0-           -0-             -0-           -0-

STOCK OPTION PLANS

     Employee Stock Option Plan. The Company's Stock Option Plan (the "Stock Option Plan") was adopted by the Company's stockholders in September 1996. The purpose of the Stock Option Plan is to provide incentives for officers and key employees to promote the success of the Company, and to enhance the Company's ability to attract and retain the services of such persons. The Company has reserved 300,000 shares of Common Stock for issuance under the Stock Option Plan. Options granted under the Stock Option Plan may be either (i) options intended to qualify as "incentive stock options" under Section 422 of the Code or (ii) non-qualified stock options. Stock options may be granted under the Stock Option Plan for all employees of the Company, or of any present or future subsidiary or parent of the Company. The Stock Option Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to determine exercise prices applicable to the options, the eligible employees or consultants to whom options may be granted, the number of shares of Common Stock subject to each option and the terms upon which options are exercisable. The Compensation Committee has the authority to interpret the Stock Option Plan and to prescribe, amend and rescind the rules and regulations pertaining to the Stock Option Plan. No option is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by such optionee.

     Any incentive stock option that is granted under the Stock Option Plan may not be granted at a price less than the fair market value of the Common Stock on the date of grant (or less than 110% of fair market value in the case of holders of 10% or more of the total combined voting power of all classes of stock of the Company or a subsidiary or parent of the Company). Non-qualified stock options may be granted at the exercise price established by the Compensation Committee, which will not be less than 85% of the fair market value of the Common Stock on the date of grant.

     Each option granted under the Stock Option Plan is exercisable for a period not to exceed ten years from the date of grant (or five years in the case of a holder of 10% or more of the total combined voting power of all classes of stock of the Company or a subsidiary or parent of the Company) and shall lapse upon expiration of such period, or earlier upon termination of the recipient's employment with the Company, or as determined by the Compensation Committee.

     As of March 1, 1997, options to purchase approximately 159,866 shares of Common Stock were outstanding under the Stock Option Plan, all of which vest 25% per year from their date of grant. Of such grants, options to purchase 22,928 shares were granted at an exercise price of $4.55 per share and options to purchase 136,938 shares were granted at an exercise price of $6.50 per share.

     Non-Employee Directors Stock Option Plan. The Company's Non-Employee Directors Stock Option Plan (the "Non-Employee Directors Plan") was adopted by the Company's stockholders in September 1996 and amended in October 1996. The Company has reserved 300,000 shares of Common Stock for issuance under the Non-Employee Directors Plan.

     The Non-Employee Directors Plan provides for the automatic granting of non-qualified stock options to directors who are not officers or employees of the Company ("Non-Employee Direc-tors"). Each Non-Employee Director who is first appointed or elected to the Board of Directors is granted an option to purchase 10,000 shares of Common Stock. Also, each Non-Employee Director automatically receives an option to purchase 5,000 shares of Common Stock on the date of each annual meeting of the Company's stockholders. The Non-Employee Directors Plan also allows the Compensation Committee to make extraordinary grants of options to Non-Employee Directors. All options granted under the Non-Employee Directors Plan vest 50% per year of service by the Non-Employee Director on the Board of Directors. No option is transferable by the optionee other than by will or laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by such optionee. The exercise price of all options will be the fair market value of the shares of Common Stock on the date of grant, and the term of each option may not exceed seven years. The Non-Employee Directors Plan will continue in effect for a period of ten years unless sooner terminated by the Board of Directors.

     During September 1996, each of Dr. Abowd and Messrs. MacIntyre and Schwartau was granted an option under the Non-Employee Directors Plan to purchase 10,000 shares of Common Stock at an exercise price of $6.50 per share. During October 1996, in consideration of his agreement to serve as Chairman of the Board of Directors, Mr. MacIntyre was also granted an option under the Non-Employee Directors Plan to purchase 120,000 shares of Common Stock at an exercise price of $6.50 per share.

     Employee Stock Purchase Plan. The Company's Employee Stock Purchase Plan (the "Stock Purchase Plan") became effective on March 1, 1997. A total of 150,000 shares of Common Stock have been reserved for issuance under the Stock Purchase Plan. The Stock Purchase Plan is intended to qualify under sec. 423 of the Code. The purpose of the Stock Purchase Plan is to encourage and enable employees of the Company to acquire a proprietary interest in the Company through ownership of shares of Common Stock. Eligible employees of the Company will purchase shares of Common Stock at 85% of fair market value and the Company will partially subsidize purchases under the Stock Purchase Plan and will pay the expenses of its administration.

     An employee electing to participate in the Stock Purchase Plan must authorize a stated dollar amount or percentage of the employee's regular pay to be deducted by the Company from the employee's pay during each of four quarterly payroll deduction periods (each a "Purchase Period"). Purchase Periods begin on January 1, April 1, July 1 and October 1 of each calendar year during which the Stock Purchase Plan is in effect. The Company is deemed on the last day of each Purchase Period to have granted a purchase right to each participant as of the first day of the Purchase Period to purchase as many full and fractional shares of Common Stock as can be purchased with the participant's payroll deductions. On the last day of the Purchase Period, the participant will be deemed to have exercised this option, at the option price, to the extent of such participant's accumulated payroll deductions. In no event, however, may the participant purchase Common Stock having a fair market value (measured on the first business day of the Purchase Period) of greater than $25,000 during a calendar year. The option price under the Stock Purchase Plan is equal to 85% of the fair market value of the Common Stock on either the first business day or the last business day of the applicable Purchase Period, whichever is lower.

     The initial Purchase Period under the Stock Purchase Plan will begin on April 1, 1997 or, if later, the first business day after the date of this Prospectus (the "Initial Purchase Period"). With respect to the Initial Purchase Period, an employee electing to participate in the Stock Purchase Plan may authorize a stated dollar amount of the employee's regular pay to be deducted by the Company from the employee's pay during the Initial Purchase Period, or the employee may make a direct cash contribution to his or her account under the Stock Purchase Plan. On the last day of the Initial Purchase Period, the Company will be deemed to have granted a purchase right to each participant to purchase as many full and fractional shares of Common Stock as can be purchased with the participant's payroll deductions and cash contributions, as of the first business day after the date of this Prospectus.

     Employees of the Company who have completed six full months of service with the Company and whose customary employment is more than 20 hours per week and five or more months per calendar year are eligible to participate in the Stock Purchase Plan. An employee may not be granted an option under the Stock Purchase Plan if after the granting of the option such employee would be deemed to own 5% or more of the combined voting power of value of all classes of stock of the Company. As of March 1, 1997, approximately 60 employees would have been eligible to participate in the Stock Purchase Plan. An employee's rights under the Stock Purchase Plan may not be assigned, transferred, pledged or otherwise disposed of, except by will or the laws of descent and distribution. An employee's rights under the Stock Purchase Plan terminate upon termination of his or her employment for any reason, including retirement. Upon such termination, the Company will refund the employee's payroll deductions or contributions made during the Purchase Period.

     An employee may not sell shares of Common Stock purchased under the Stock Purchase Plan until the later of: (i) 180 days after the date of this Prospectus; or (ii) the first day of the second Purchase Period following the Purchase Period in which the option for such shares was granted.

     The Stock Purchase Plan is administered by the Compensation Committee. No member of the Board of Directors will be eligible to participate in the Stock Purchase Plan during the period he or she serves as a member of the Compensation Committee. The Compensation Committee may terminate or amend the Stock Purchase Plan at any time. However, any termination or amendment may not affect or change purchase rights previously granted under the Stock Purchase Plan without the consent of the affected participants. Also, any amendment that materially increases the benefits or number of shares under the Stock Purchase Plan (except for adjustments due to changes in the Company's capital structure) or that materially modifies the eligibility requirements of the Stock Purchase Plan will be subject to stockholder approval. If not sooner terminated by the Compensation Committee, the Stock Purchase Plan will terminate at the time that all authorized shares of Common Stock reserved for grant under the Stock Purchase Plan have been purchased.

     401(k) Profit Sharing Plan. The Company's Board of Directors has approved the adoption of a 401(k) Profit Sharing Plan (the "401(k) Plan") which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Code. In general, all employees of the Company who have completed one year of service and 1,000 hours of service will be eligible to participate. The 401(k) Plan will include a salary deferral arrangement pursuant to which participants may contribute, subject to certain Code limitations, a maximum of 15% of their first $15,000 in salary on a pre-tax basis. Subject to certain Code limitations, the Company may make a matching contribution of up to $1,000 of the salary deferral contributions of participants at a rate of 50% of the participant's contributions, up to 4% of the participant's salary. The Company may also make an additional contribution to the 401(k) Plan each year at the discretion of the Board of Directors. A separate account will be maintained for each participant in the 401(k) Plan. The portion of a participant's account attributable to his or her own contributions will be 100% vested. The portion of the account attributable to Company contributions (including matching contributions) will vest after 5 years of service with the Company. Distributions from the 401(k) Plan may be made in the form of a lump-sum cash payment or in installment payments.

AGREEMENTS WITH EMPLOYEES

     Principal employees of the Company, including executive officers, are required to sign an agreement with the Company (i) restricting the ability of the employee to compete with the Company during his or her employment and for a period of eighteen months thereafter, (ii) restricting solicitation of customers and employees following employment with the Company, and (iii) providing for ownership and assignment of intellectual property rights to the Company.

                              CERTAIN TRANSACTIONS


     During the period December 1994 through April 1997, Harvey W. Sax, the Company's President and Chief Executive Officer, loaned a total of approximately $93,497 to the Company pursuant to a promissory note payable by the Company on September 12, 2000, which accrues interest at the prime rate plus 1% per annum. The Company intends to use approximately $86,000 of the net proceeds of this offering to repay the remaining outstanding amounts owed under this promissory note.


     In February 1996, in connection with a recapitalization of the Common Stock, the Company issued 787,844 shares of Common Stock to Harvey W. Sax, its President and Chief Executive Officer and then its sole stockholder, for $.001 per share. In December 1994, the Company granted Nat Stricklen, a co-founder and director of the Company, an option to acquire, for an aggregate exercise price of $10.00, shares of Common Stock which, when issued, would represent approximately 10% of the issued and outstanding Common Stock. Mr. Stricklen exercised this option in February 1996 and received 93,070 shares of Common Stock.


     In a privately negotiated financing transaction, (i) in February 1996, the Company sold for $.0001 per share 335,052 shares to Margery Germain, 111,684 shares to Sanford Zweifach, 148,912 shares to Esther Blech and 297,824 shares to the Edward A. Blech Trust ("Blech Trust"), and (ii) in February 1996, the Company issued to Mark Germain for $200,000 an unsecured promissory note due September 1997 in the principal amount of $200,000 and bearing interest at the rate of 8% per annum. Pursuant to the terms of the promissory note with Mr. Germain, immediately prior to the date of this Prospectus the Company will issue an aggregate of 30,769 shares of Common Stock (based upon an assumed initial public offering price of $6.50 per share) to Mr. Germain in repayment of the $200,000 outstanding principal balance of this note. Also in connection with this financing transaction, the Blech Trust received unsecured promissory notes having an aggregate principal balance of $299,904 due September 1997, bearing interest at 8% per annum.



     In August 1996, the Company borrowed $45,000 from Mrs. Blech and issued to her a promissory note due August 1997, bearing interest at 8% per annum. In October 1996, the Company borrowed $125,000 from the Blech Trust and issued to it promissory notes due September 1997, bearing interest at 8% per annum. In September 1996, the Company borrowed $175,000 from the Blech Trust and issued to it promissory notes due September 1997, bearing interest at 8% per annum. In December 1996, the Company borrowed $175,000 from the Blech Trust and issued to it promissory notes due September 1997, bearing interest at 8% per annum. In February 1997, the Company borrowed $150,000 from the Blech Trust and issued to it a promissory note due September 1997, bearing interest at 8% per annum. In March 1997, the Company borrowed $120,000 from the Blech Trust and issued to it a promissory note due September 1997, bearing interest at 8% per annum. In April 1997, the Company borrowed $190,000 from the Blech Trust and issued to it a promissory note due September 1997, bearing interest at 8% per annum. The Company intends to repay the principal and interest owed under all of the promissory notes payable to the Blech Trust and Mrs. Blech out of the net proceeds of this offering.


     In March 1997, Mrs. Esther Blech transferred 148,912 shares to two separate transferees. Prior to this transfer, Mrs. Blech beneficially owned 7.7% of the Common Stock and following this transfer Mrs. Blech no longer owned any shares of the Common Stock. In March 1997, the Blech Trust transferred 138,000 shares of Common Stock to five separate transferees. Prior to these transfers, the Blech Trust beneficially owned 15.5% of the Common Stock. After these transfers and before the issuance of 1,250,000 shares of Common Stock in this offering, the Blech Trust owned 8.3% of the Common Stock. After the issuance of 1,250,000 shares of Common Stock in this offering, the Blech Trust will own 4.988% of the Common Stock. See "Principal Stockholders." Douglas MacIntyre, the Company's Chairman of the Board of Directors, and Krishan Puri, the Company's Executive Vice President and a director, purchased 10,000 and 5,000 shares of Common Stock, respectively, from the Blech Trust in these transactions.

     The transfers described above were completed in order to comply with a decision of the Nasdaq Stock Market, Inc. ("Nasdaq") that Mr. David A. Blech, Mrs. Esther Blech and the Blech Trust (collectively the "Blech Interests") must divest themselves to an ownership interest, direct or indirect, below 5% of the Common Stock. In order to comply with this decision, the Blech Interests agreed that, for a period of three years subsequent to the day of their respective purchases of securities of the Company, none of them will sell, transfer, assign, pledge or hypothecate any shares of Common Stock. Gifts of shares of the Common Stock are permitted provided that the recipient of such gift agrees in writing to be bound by the terms of the agreement. The Blech Interests further agreed that while the Common Stock is listed on any Nasdaq market, there will be no further financial relationship between David Blech or any of the foregoing Blech Interests, on the one hand, and the Company, on the other hand; that the direct or indirect ownership of shares of Common Stock held by Mr. David A. Blech and/or the Blech Interests may not exceed 5% of the Common Stock; and that there may be no advisory relationship between Mr. David A. Blech and the Company.

     In August 1996, Harvey W. Sax, the Company's President and Chief Executive Officer, contributed 3,956 shares of Common Stock to the Company.

     In August 1996, the Company issued and sold to six of its employees an aggregate of 102,855 shares of Common Stock for a total of $468,004, payable through the issuance of promissory notes payable in four equal annual installments, bearing interest at 8% per annum and secured by the shares of Common Stock purchased therewith. Also in August 1996, the Company entered into employment agreements with such persons which provide that for each of the first four years of employment, the Company will issue a bonus to the employee in the amount necessary to repay the annual amount due under such promissory note (plus the taxes due by the employee as a consequence of receiving such bonus). Pursuant to the terms of the employment agreements, the Company will continue to make these annual payments if the employee is terminated other than "for cause," as defined in the employment agreements. Pursuant to the terms of the subscription agreements for such shares, if the employee's employment is terminated within such four-year period, the Company has the right to repurchase that percentage of the shares purchased by the employee which shall equal the percentage of the promissory note which is not yet due, payment for such repurchase to be made by canceling the applicable outstanding amount of the promissory note. Vinod Keni, Treasurer, Chief Financial Officer, and Secretary, Gia Bokuchava, Ph.D., Chief Technical Officer and Krishan Puri, Executive Vice President and a director, purchased 3,955, 39,559 and 29,669 shares of Common Stock, respectively, in this transaction.

     In August 1996, Krishan Puri, Executive Vice President and a director, exercised a warrant to purchase 9,307 shares of Common Stock for a total exercise price of $1.00. Mr. Puri was granted the warrant in June 1995 in connection with his agreeing to serve on the Company's former Board of Advisors.

     In August 1996, HomeCom acquired all of the outstanding capital stock of HomeCom Internet Security Services, Inc. ("HISS"), a Delaware corporation formed in July 1996 to provide Internet and Intranet security system consulting services. In the transaction, the former holders of HISS's capital stock received the right to receive their pro rata share of four annual earnout payments to be paid not later than March 31 of 1998, 1999, 2000 and 2001 (each, an "Annual Earnout"). Each Annual Earnout will be one-fourth of an amount equal to 30% of HISS's gross revenues for the 12 month period ending December 31, 1997; provided, however, that (i) the amount of each Annual Earnout will be limited to the amount of HISS's net profits for the 12-month period ended December 31 immediately preceding the payment date (the "Profit Cap"), (ii) amounts not paid in a year as a result of the Profit Cap will be carried forward to the subsequent year, and (iii) amounts not paid in the fourth year as a result of the Profit Cap will be forfeited. Each Annual Earnout can be paid in whole or in part in cash or, at HomeCom's option, in shares of Common Stock based upon the average trading price of the Common Stock for the ten trading days immediately preceding payment of the Annual Earnout. An Annual Earnout will not be paid if the recipient is then in violation of the non-solicitation and non-competition provisions contained in the Stock Purchase Agreement to which the former holders of HISS's capital stock are subject. Roger Nebel, Vice President and a director of the Company, owned 48% of HISS's outstanding capital stock and will be entitled to receive 48% of the Annual Earnouts. HISS was merged with and into the Company on September 11, 1996.

     In October 1996, the Company granted to R. Douglas MacIntyre, Chairman of the Board and a director of the Company, a ten-year option to purchase 120,000 shares of Common Stock at an exercise price of $6.50 per share under the Company's Non-Employee Directors Plan, in consideration of Mr. MacIntyre's agreement to serve as Chairman of the Board of Directors. This option vests 50% per year of service as Chairman of the Board, but vesting will accelerate upon a change in control of the Company.

     The Company believes that the foregoing transactions between the Company and its officers, directors and stockholders were on terms no less favorable to the Company than those which could have been obtained from unaffiliated parties. Future transactions between the Company and its officers, directors and five percent or greater stockholders will be on terms no less favorable to the Company than could be obtained from unaffiliated parties. In addition, any future loans or advances to officers, directors or five percent or greater stockholders will be for a bona fide business purpose and will be approved by a majority of the disinterested members of the Board of Directors.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, with respect to (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Common Stock,
(ii) each director, and (iii) all executive officers and directors as a group, certain information with respect to the beneficial ownership of the Common Stock as of March 12, 1997 and as adjusted to reflect (a) the issuance immediately prior to the date of this Prospectus of 30,769 shares of Common Stock (based on an assumed initial public offering price of $6.50 per share) in repayment of $200,000 in outstanding indebtedness, and (b) the sale by the Company of the Common Stock offered hereby.

                                         NUMBER OF SHARES   PERCENTAGE OF SHARES   PERCENTAGE OF SHARES
                                           BENEFICIALLY      BENEFICIALLY OWNED     BENEFICIALLY OWNED
NAME AND ADDRESS OF BENEFICIAL OWNER(1)      OWNED(2)         BEFORE OFFERING         AFTER OFFERING
---------------------------------------  ----------------   --------------------   --------------------
Harvey W. Sax..........................       796,444              40.76%                 24.86%
Nat Stricklen..........................        93,070               4.76%                  2.90%
Vinod Keni.............................         3,955                  *                      *
Krishan Puri...........................        38,976               1.99%                  1.22%
Gia Bokuchava, Ph.D. ..................        39,559               2.02%                  1.23%
Roger Nebel............................             0                  *                      *
Gregory Abowd, Ph.D. ..................             0                  *                      *
R. Douglas MacIntyre...................        10,000                  *                      *
Winn Schwartau.........................             0                  *                      *
Mark Germain(3)........................       335,052              17.15%                 11.42%
  81 Main Street
  White Plains, NY 10601
Margery Germain(4).....................       335,052              17.15%                 11.42%
  6 Olmstead Road
  Scarsdale, NY 10583
The Edward A. Blech Trust..............       159,824               8.18%                  4.99%
  c/o Rabbi Mordechai Jofen
  418 Avenue I
  Brooklyn, NY 11230
Sanford Zweifach.......................       111,684               5.72%                  3.49%
  2420 Steiner, No. 11
  San Francisco, CA 94115
All executive officers and directors as
  a group (9 persons)..................       982,004              50.26%                 30.65%


---------------
*    Less than 1%.
(1) Except as otherwise noted, the street address of the named beneficial owner is Building 14, Suite 100, 3535 Piedmont Road, Atlanta, Georgia 30305.

(2) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares of Common Stock beneficially owned, subject to community property laws where applicable.
(3) Includes 335,052 shares of Common Stock owned by Margery Germain, the wife of Mr. Germain, as to which shares Mr. Germain disclaims beneficial ownership. Percentage of shares beneficially owned after the offering gives effect to 30,769 shares of Common Stock to be issued to Mr. Germain immediately prior to the date of this Prospectus (based upon an assumed initial offering price of $6.50 per share) in repayment of $200,000 in outstanding indebtedness. See "Certain Transactions."
(4) Percentage of shares beneficially owned after the offering gives effect to 30,769 shares of Common Stock to be issued to Mark Germain, the husband of Mrs. Germain, immediately prior to the date of this Prospectus (based upon an assumed initial offering price of $6.50 per share) in repayment of $200,000 in outstanding indebtedness, as to which shares Mrs. Germain disclaims beneficial ownership.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 15,000,000 shares of Common Stock, $.0001 par value, and 1,000,000 shares of preferred stock, $.01 par value. As of March 1, 1997, the Company had issued and outstanding 1,923,063 shares of Common Stock. As of such date, there were 17 holders of record of shares of Common Stock. No shares of preferred stock have been issued.

COMMON STOCK

     Holders of shares of Common Stock are entitled to one vote per share for the election of directors and all matters to be submitted to a vote of the Company's stockholders. Subject to the rights of any holders of preferred stock which may be issued in the future, the holders of shares of Common Stock are entitled to share ratably in such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of dissolution, liquidation or winding up of the Company, holders of shares of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities and the aggregate liquidation preference of outstanding shares of preferred stock. Holders of shares of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares of Common Stock to be issued by the Company in this offering will be, duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Company's Restated Certificate of Incorporation authorizes the issuance of preferred stock with designations, rights and preferences determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividends, liquidation, conversion, voting and other rights that could adversely affect the voting power or other rights of the holders of Common Stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

LIMITATIONS ON LIABILITY OF DIRECTORS

     The Company's Restated Certificate of Incorporation contains provisions which eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty, other than liability for a breach of the duty of loyalty, acts or omissions not in good faith that constitute a breach of the director's duty to the Company, acts that involve intentional misconduct or a knowing violation of the law, transactions in which the director receives an improper benefit and acts or omissions for which liability is expressly provided by an applicable statute. While the Restated Certificate of Incorporation provides directors with protection from awards for monetary damages for breach of duties to the Company, it does not eliminate those duties. Accordingly, the Restated Certificate of Incorporation should not affect the availability of equitable remedies, such as injunction or rescission, based on a director's breach of the duty of care. However, equitable remedies may not provide stockholders adequate monetary compensation for damages caused by breach of duties to the Company. The Company's Restated Bylaws contain provisions requiring the indemnification of the Company's directors and officers, and persons serving at the request of the Company as a director or officer of another corporation, to the fullest extent permitted under the Delaware General Corporation Law. These provisions do not apply to liabilities under federal securities laws. The Company believes that these Restated Certificate of Incorporation and Bylaws provisions are necessary to attract and retain qualified persons as directors and officers of the Company.

STATUTORY BUSINESS COMBINATION PROVISION

     Upon completion of the offering, the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person, or affiliate or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation and shares held by certain employee stock ownership plans) or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined (with certain limited exceptions) as any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation that was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or bylaws by action of its stockholders to exempt itself from coverage, provided that such charter or bylaw amendment shall not become effective until twelve months after the date it is adopted. Neither the Restated Certificate of Incorporation nor the Restated Bylaws of the Company contains any such exclusion, although the Board of Directors has excluded the stockholders of the Company prior to the offering from the coverage of Section 203.

LISTING

     The Company's Common Stock has been approved for listing on The Nasdaq SmallCap(TM) Market, subject to official notice of issuance, under the trading symbol "HCOM."

TRANSFER AGENT AND REGISTRAR

     The transfer agent for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for the Common Stock, and no assurance can be given that a public market for the Common Stock will develop or be sustained after the offering. Future sales of substantial amounts of Common Stock in the public market could have a material effect on the market price of the Common Stock from time to time.

     Upon completion of this offering, the Company will have outstanding approximately 3,203,832 shares of Common Stock, giving effect to the issuance immediately prior to the date of this Prospectus of 30,769 shares of Common Stock (based upon an assumed initial public offering price of $6.50 per share) in repayment of $200,000 in outstanding indebtedness. See "Certain Transactions." Of these shares, the 1,250,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless they are purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act (which sales would be subject to certain limitations and restrictions described below).

     The remaining 1,953,832 shares of Common Stock may be sold in the public market only if registered under the Securities Act or pursuant to an exemption from registration such as Rule 144 or 144(k) promulgated thereunder. Certain shares of Common Stock outstanding after the offering will be subject to contractual lock-up agreements with the Underwriters. Specifically, all officers, directors and 5% or greater stockholders have agreed to execute lock-up agreements providing that they will not, directly or indirectly, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, or agree to dispose of, any shares of Common Stock (other than gifts) until 180 days after the consummation of this offering, at which time their shares will be released from the lock-up.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year (including the holding period of any prior owner except an affiliate) is entitled to sell in "brokers' transactions" or to market makers, within any three-month period, a number of shares that does not exceed the greater of (a) one percent of the number of shares of Common Stock then outstanding (approximately 32,500 shares immediately after this offering) or (b) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are subject to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144. Unless otherwise restricted, "144(k) shares" may therefore be sold immediately upon the completion of this offering. Under Rule 701 under the Securities Act, persons who purchase shares upon exercise of options granted prior to this offering are entitled to sell such shares 90 days after this offering in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the volume limitation or notice filing provisions of Rule 144. In addition, Rule 144A would permit the resale of restricted securities to qualified institutional buyers, subject to compliance with conditions of the Rule. The Company is unable to estimate accurately the number of "restricted" shares that will be sold under Rule 144 because this will depend in part on the market price for the Common Stock, the personal circumstances of the seller and other factors.

     After the completion of this offering, the Company intends to file a Registration Statement on Form S-8 under the Securities Act to register the 300,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plan, the 300,000 shares of Common Stock reserved for issuance under the Company's Non-Employee Directors Plan and 150,000 shares of Common Stock reserved for issuance under the Company's Employee Stock Purchase Plan. After the date of such filings, if not otherwise subject to a lock-up agreement, shares purchased pursuant to the Company's Stock Option Plan and its Non-Employee Directors Plan generally would be available for resale in the public market. As of March 12, 1997, the Company had granted options under such plans to purchase an aggregate of 309,866 shares of Common Stock. See "Management - Stock Option Plans." In addition, in connection with the Company's acquisition of HISS, the Company may issue additional shares of Common Stock. See "Certain Transactions."

                                  UNDERWRITING


     Subject to the terms and conditions of the Underwriting Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, the Underwriters named below (the "Underwriters") have severally, and not jointly, agreed, through Ladenburg Thalmann & Co. Inc., the Representative of the Underwriters (the "Representative"), to purchase from the Company, and the Company has agreed to sell to the Underwriters named below, the aggregate number of shares of Common Stock set forth opposite their respective names below:



                                                               NUMBER
NAME OF UNDERWRITER                                           OF SHARES
-------------------                                           ---------
Ladenburg Thalmann & Co. Inc................................

          Total.............................................  1,250,000



     The Underwriters are committed to take and pay for all the shares of Common Stock offered hereby, if any are purchased.


     The Underwriters have advised the Company that they propose to offer all or part of the Common Stock offered directly to the public initially at the price to the public set forth on the cover page of this Prospectus, that they may offer shares to certain dealers at a price that represents a concession of not more than $ _______ per share and that the Underwriters may allow, and such dealers may re-allow, a concession of not more than $ _______ per share to certain other dealers. After the commencement of this offering, the price to the public and the concessions may be changed.

     The Company has granted the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to 187,500 additional shares of Common Stock at the initial public offering price, less the underwriting discount set forth on the cover page of this Prospectus. The Underwriters may exercise such option solely to cover over-allotments, if any, made in connection with the sale of the shares offered hereby.

     The Company has agreed to indemnify the Underwriters and certain related persons against certain liabilities, including certain liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

     The Company and its officers, directors and 5% or greater stockholders have agreed that they will not, directly or indirectly, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, or agree to dispose of, any shares of Common Stock (other than gifts) for a period of 180 days after the date of this Prospectus, without the prior written consent of the Underwriters.


     The Company has agreed to pay to the Representative a non-accountable expense allowance of two percent of the gross proceeds of this offering ($162,500 if the Underwriters' over-allotment option is not exercised and $186,875 if the Underwriters' over-allotment option is exercised in full, at an assumed public offering price of $6.50 per share).



     The Company has agreed to issue to the Representative and its designees, for their own accounts, warrants to purchase an aggregate of 125,000 shares of Common Stock. The warrants will be exercisable during the five-year period commencing on the date of this Prospectus, at an exercise price per share equal to 120% of the initial public offering price. The warrants will contain customary anti-dilution provisions and certain rights to register the shares issuable upon exercise of the warrants under the Securities Act.



     Prior to this offering, there has been no public market for the Common Stock. The initial offering price will be determined by negotiations between the Company and the Representative. Among the factors to be considered in such negotiations will be the Company's historical results of operations and financial condition, prospects for the Company and for the industry in which the Company operates, the Company's capital structure and the general condition of the securities market.

     The Underwriters have informed the Company that the Underwriters do not expect sales to discretionary accounts to exceed 5% of the total number of shares offered hereby, and the Underwriters do not intend to confirm sales of shares to any account over which they exercise discretionary authority.

     The Company has granted Ladenburg Thalmann & Co. Inc. a right of first refusal, expiring on the second anniversary of the date of this Prospectus, on any future financings with respect to the Company, subject to the right of the Company to designate Ladenburg Thalmann & Co. Inc. as a co-manager in any subsequent future public offering.

     Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

     If the Underwriters create a short position in the Common Stock in connection with this offering, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the Underwriters may reduce that short position by purchasing Common Stock in the open market. The Underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The Underwriters may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Underwriters purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of this offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor the Underwriters make any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of the Common Stock offered hereby will be passed upon for the Company by Morris, Manning & Martin, L.L.P., Atlanta, Georgia. Morris, Manning & Martin, L.L.P. beneficially owns 9,307 shares of Common Stock. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Willkie Farr & Gallagher, New York, New York.

                                    EXPERTS

     The balance sheets as of December 31, 1995 and 1996 and the statements of operations, stockholders' equity (deficit) and cash flows for the period from December 2, 1994 (date of incorporation) to December 31, 1994, and for the years ended December 31, 1995 and 1996, included in this Prospectus, have been included herein in reliance on the report, which includes an explanatory paragraph relating to the uncertainty of the Company's ability to continue as a going concern, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (of which this Prospectus is a part) under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or any other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including exhibits and schedules thereto, filed by the Company with the Commission may be inspected, without charge, and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024; 7 World Trade Center, New York, New York 10048, Room 1400; and 500 West Madison Street, Chicago, Illinois 60661, Suite 1400. Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024, at prescribed rates. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.


     The Company intends to furnish its stockholders with annual reports containing financial statements audited by an independent accounting firm and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                      GLOSSARY OF CERTAIN TECHNICAL TERMS

FDDI:             Fiber distributed data interface. A standard for
                  distributing data on optical fiber cables at a rate of
                  approximately 100 million bits-per-second.
HTML:             Hypertext markup language. The computer language in which
                  electronic information is published on the Web.
HTTP:             Hypertext transfer protocol. The standard communications
                  protocol used to retrieve information on the Web. Hypertext transfer protocol makes browsing possible. The user clicks on hypertext links in a Web document and moves within that document or to another document that may be located on a
                  different computer.
Hypertext links:  Text in a Web site that links to other documents within that
                  Web site or to other unrelated Web sites, allowing movement through information on the Web.
Internet:         An open global network of interconnected commercial,
                  educational and government computer networks that allows any interconnected computer to communicate with any other
                  interconnected computer utilizing a common communications
                  protocol, TCP/IP.
Intranet:         Network inside a company or organization that employs a
                  TCP/IP network protocol for internal communications rather than using a proprietary protocol, facilitating
                  communications using Internet tools and applications.
Protocol:         The rules two or more machines must follow in order to
                  exchange information.
Server:           A computer in a network shared by multiple users (or
                  clients). A high speed computer in a LAN that stores the
                  programs and data files shared by users on the network.
SNMP:             Simple network management protocol. A protocol for managing devices such as servers and routers.
SONET:            Synchronous optical network. A circuit transmission
                  technology that allows the building of high speed fault
                  tolerant networks.
TCP/IP:           Transmission Control Protocol/Internet Protocol. A
                  compilation of network and transport-level protocols that
                  allow computers with different architectures and operating system software to communicate with other computers on the
                  Internet or an Intranet.
World Wide Web,   The world wide network of computer servers that uses a
  or the Web:     special communications protocol (i.e., HTTP) that links
                  different servers throughout the Internet and enables
                  non-technical users to access graphic information, including graphics, video, photographs, audio and text contained
                  therein.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of HomeCom Communications, Inc.

     We have audited the accompanying balance sheets of HomeCom Communications, Inc. as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from December 2, 1994 (date of incorporation) to December 31, 1994 and for the years ended December 31, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HomeCom Communications, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the period from December 2, 1994 (date of incorporation) to December 31, 1994 and for the years ended December 31, 1995 and 1996, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred net losses from operations since its incorporation and has an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters, as described in Note 1, include raising additional capital through a public offering. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          COOPERS & LYBRAND L.L.P.

Atlanta, Georgia
February 21, 1997

                          HOMECOM COMMUNICATIONS, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1996

                                                                        DECEMBER 31,
                                                                  ------------------------
                                                                    1995           1996
                                                                  --------      ----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................      $129,095      $  332,377
  Accounts receivable, net..................................        86,325         488,254
  Other current assets......................................           148             621
                                                                  --------      ----------
          Total current assets..............................       215,568         821,252
FURNITURE, FIXTURES AND EQUIPMENT, NET......................        30,015         359,260
SOFTWARE DEVELOPMENT COSTS, NET.............................            --          81,520
DEPOSITS....................................................         1,799          57,527
DEFERRED OFFERING COSTS.....................................            --         406,963
                                                                  --------      ----------
          Total assets......................................      $247,382      $1,726,522
                                                                  ========      ==========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................      $ 14,287      $  649,794
  Accrued salaries and payroll taxes payable................        25,010         309,377
  Accrued vacation..........................................            --          14,935
  Current portion of notes payable to stockholders and
     affiliates.............................................            --         989,904
  Current portion of note payable to bank...................            --          13,614
  Unearned revenue..........................................        42,479         133,170
  Current portion of obligations under capital leases.......            --          15,140
                                                                  --------      ----------
          Total current liabilities.........................        81,776       2,125,934
NOTE PAYABLE TO STOCKHOLDERS AND AFFILIATES.................       160,792          55,677
NOTE PAYABLE TO BANK........................................            --          47,032
OTHER LIABILITIES...........................................            --          73,424
OBLIGATIONS UNDER CAPITAL LEASES............................            --          45,124
                                                                  --------      ----------
          Total Liabilities.................................       242,568       2,347,191
                                                                  --------      ----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock, no par value at December 31, 1995, $.0001
     par value at December 31, 1996; 1,500 shares authorized
     and 1,000 shares issued and outstanding at December 31,
     1995; 15,000,000 shares authorized, 1,923,063 shares
     issued and outstanding at December 31, 1996............        27,706             192
  Additional paid-in capital................................            --         472,726
  Subscriptions receivable..................................            --        (468,004)
  Accumulated deficit.......................................       (22,892)       (625,583)
                                                                  --------      ----------
          Total stockholders' equity (deficit)..............         4,814        (620,669)
                                                                  --------      ----------
          Total liabilities and stockholders' equity
            (deficit).......................................      $247,382      $1,726,522
                                                                  ========      ==========

   The accompanying notes are an integral part of these financial statements.

                          HOMECOM COMMUNICATIONS, INC.

                            STATEMENTS OF OPERATIONS
          FOR THE PERIOD FROM DECEMBER 2, 1994 (DATE OF INCORPORATION)
      TO DECEMBER 31, 1994 AND THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                       DECEMBER 2 TO    YEAR ENDED     YEAR ENDED
                                                       DECEMBER 31,    DECEMBER 31,   DECEMBER 31,
                                                           1994            1995           1996
                                                       -------------   ------------   ------------
NET SALES:
  Service sales......................................   $       --      $  327,574     $2,112,878
  Equipment sales....................................           --              --        185,977
                                                        ----------      ----------     ----------
          Total net sales............................           --         327,574      2,298,855
                                                        ----------      ----------     ----------
COST OF SALES:
  Cost of services...................................           --          59,871        546,409
  Cost of equipment sold.............................           --              --        128,938
                                                        ----------      ----------     ----------
          Total cost of sales........................           --          59,871        675,347
                                                        ----------      ----------     ----------
GROSS PROFIT.........................................           --         267,703      1,623,508
                                                        ----------      ----------     ----------
OPERATING EXPENSES:
  Sales and marketing................................        1,045         124,253        845,690
  Product development................................           --          20,239         78,887
  General and administrative.........................       16,407         121,313      1,194,728
  Depreciation and amortization......................           --           3,722         85,068
                                                        ----------      ----------     ----------
          Total operating expenses...................       17,452         269,527      2,204,373
                                                        ----------      ----------     ----------
OPERATING LOSS.......................................      (17,452)         (1,824)      (580,865)
OTHER EXPENSES (INCOME):
  Interest expense...................................           --           3,469         51,272
  Other expense (income), net........................           --             147         (6,554)
                                                        ----------      ----------     ----------
LOSS BEFORE INCOME TAX BENEFIT.......................      (17,452)         (5,440)      (625,583)
INCOME TAX BENEFIT...................................           --              --             --
                                                        ----------      ----------     ----------
NET LOSS.............................................   $  (17,452)     $   (5,440)    $ (625,583)
                                                        ==========      ==========     ==========
UNAUDITED PRO FORMA NET LOSS DATA:
  Loss before income tax benefit.....................   $  (17,452)     $   (5,440)    $ (625,583)
  Pro forma adjustment to reflect federal and state
     income tax benefit (actual for period subsequent
     to February 8, 1996)............................           --              --             --
                                                        ----------      ----------     ----------
  Pro forma net loss.................................   $  (17,452)     $   (5,440)    $ (625,583)
                                                        ==========      ==========     ==========
  Pro forma net loss per common and common equivalent
     share...........................................   $     (.01)     $     (.00)    $     (.33)
                                                        ==========      ==========     ==========
  Weighted average common and common equivalent
     shares outstanding..............................    1,858,157       1,858,157      1,885,156
                                                        ==========      ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                          HOMECOM COMMUNICATIONS, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
          FOR THE PERIOD FROM DECEMBER 2, 1994 (DATE OF INCORPORATION)
      TO DECEMBER 31, 1994 AND THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                                                               TOTAL
                             COMMON STOCK       ADDITIONAL                                 STOCKHOLDERS'
                         --------------------    PAID-IN     SUBSCRIPTIONS   ACCUMULATED      EQUITY
                          SHARES      AMOUNT     CAPITAL      RECEIVABLE       DEFICIT       (DEFICIT)
                         ---------   --------   ----------   -------------   -----------   -------------
ISSUANCE OF STOCK,
  December 2, 1994.....      1,000   $ 27,706                                                $  27,706
Net loss...............                                                       $ (17,452)       (17,452)
                         ---------   --------                                 ---------      ---------
BALANCE, December 31,
  1994.................      1,000     27,706                                   (17,452)        10,254
Net loss...............                                                          (5,440)        (5,440)
                         ---------   --------                                 ---------      ---------
BALANCE, December 31,
  1995.................      1,000     27,706                                   (22,892)         4,814
Termination of S
  Corporation..........                          $(22,892)                       22,892             --
Issuance of stock......     19,663    468,104                  $(468,004)                          100
Net loss...............                                                        (625,583)      (625,583)
93.07-for-one stock
  split and
  recapitalization.....  1,902,400   (495,618)    495,618                                           --
                         ---------   --------    --------      ---------      ---------      ---------
BALANCE, December 31,
  1996.................  1,923,063   $    192    $472,726      $(468,004)     $(625,583)      (620,669)
                         =========   ========    ========      =========      =========      =========

   The accompanying notes are an integral part of these financial statements.

                          HOMECOM COMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS
          FOR THE PERIOD FROM DECEMBER 2, 1994 (DATE OF INCORPORATION)
      TO DECEMBER 31, 1994 AND THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                         DECEMBER 2 TO      YEAR ENDED      YEAR ENDED
                                                         DECEMBER 31,      DECEMBER 31,    DECEMBER 31,
                                                             1994              1995            1996
                                                        ---------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss............................................     $(17,452)         $ (5,440)      $(625,583)
  Adjustments to reconcile net loss to cash used in
    operating activities:
      Depreciation....................................           --             3,722          79,064
      Amortization....................................           --                --           8,666
      Provision for bad debts.........................           --             2,485         104,360
      Deferred rent expense...........................           --                --          73,424
      Change in operating assets and liabilities:
         Accounts receivable..........................           --           (88,810)       (506,289)
         Other current assets.........................           --              (148)           (473)
         Deposits.....................................       (1,799)               --         (55,728)
         Accounts payable and accrued
           expenses...................................           --            14,287         316,641
         Accrued salaries and payroll taxes payable...           --            25,010         284,367
         Accrued vacation.............................           --                --          14,935
         Unearned revenue.............................           --            42,479          90,691
                                                           --------          --------       ---------
  Net cash used in operating activities...............      (19,251)           (6,415)       (215,925)
                                                           --------          --------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of furniture, fixtures and equipment.......           --           (33,737)       (349,646)
  Software development costs..........................           --                --         (84,182)
                                                           --------          --------       ---------
  Net cash used in investing activities...............           --           (33,737)       (433,828)
                                                           --------          --------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock............................       27,706                --             100
  Payment of deferred offering costs..................           --                --         (88,096)
  Proceeds from note payable..........................           --                --          70,000
  Repayment of note payable...........................           --                --          (9,354)
  Proceeds of notes payable to stockholders...........           --           163,497         889,904
  Repayment of notes payable to stockholders..........           --            (2,705)         (5,115)
  Repayment of capital lease obligations..............                                         (4,404)
                                                           --------          --------       ---------
  Net cash provided by financing activities...........       27,706           160,792         853,035
                                                           --------          --------       ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS.............        8,455           120,640         203,282
CASH AND CASH EQUIVALENTS at beginning of period......            0             8,455         129,095
                                                           --------          --------       ---------
CASH AND CASH EQUIVALENTS at end of
  period..............................................     $  8,455          $129,095       $ 332,377
                                                           ========          ========       =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION AND
  NON CASH INVESTING AND FINANCING ACTIVITIES:
  Cash paid during the period for interest............     $      0          $  3,469       $   6,277
                                                           ========          ========       =========

     During the year ended December 31, 1996, capital lease obligations of $64,667 were incurred when the Company entered into leases on computer equipment.

   The accompanying notes are an integral part of these financial statements.

HOMECOM COMMUNICATIONS, INC.

NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Description of Business

     HomeCom Communications, Inc. (the "Company") develops and markets specialized software applications and products and provides services that enable businesses to use the Internet and Intranets to obtain and communicate important business information, conduct commercial transactions and improve business productivity. HomeCom provides Internet/Intranet services in one business segment in five integrated areas: customized software applications design, development and integration; World Wide Web site development; Internet outsourcing services; specialized Internet-enabled software products; and security consulting and integration services.

Basis of Presentation - Going Concern

     The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplate the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred net losses from operations since its incorporation, and has an accumulated deficit at December 31, 1996. Management believes that a public offering of its common stock and the conversion of certain debt to equity and successful commercialization of its products and services will generate the required capital necessary to continue as a going concern.

Cash and Cash Equivalents

     For purposes of the statement of cash flows, management considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Accounts Receivable, Net

     Accounts receivable are shown net of the allowance for doubtful accounts. The allowance was $2,485 and $106,845 at December 31, 1995 and 1996, respectively.

Furniture, Fixtures and Equipment, Net

     Furniture, fixtures and equipment are recorded at cost less accumulated depreciation, which is computed using the straight-line method over the estimated useful lives of the related assets (three to five years). Assets recorded under capital leases are amortized over the shorter of their useful lives or the term of the related leases using the straight line method. Maintenance and repairs are charged to expense as incurred. Upon sale, retirement or other disposition of these assets, the cost and the related accumulated depreciation are removed from the respective accounts and any gain or loss on the disposition is included in income.

Income Taxes

     Prior to February 9, 1996, the Company qualified as an S Corporation for federal and state income tax purposes. Accordingly, no provision was made for income taxes for its operations prior to February 9, 1996. Individual stockholders report their share of the Company's taxable income or loss on their respective individual income tax returns. The Company's taxable income or loss allocated to the stockholders differs from book income primarily due to the use of accelerated methods for depreciating furniture, fixtures and equipment for income tax purposes.

     Effective February 9, 1996, the Company converted from an S corporation to a C corporation for income tax purposes and is, therefore, subject to corporate income taxes. Deferred income tax assets and liabilities reflect differences between the bases of the Company's assets and liabilities for financial reporting and income tax purposes. The net deferred income tax asset of approximately $236,000 at December 31, 1996 is primarily due to operating loss carryforwards generated since February 9, 1996 and is fully offset by a valuation allowance. The effect of a change in the valuation allowance that results from a change in circumstances that causes a change in judgment about the realizability of the related deferred tax asset in future years would be included in income in that period. The statements of operations include a presentation of the unaudited pro forma effects of income taxes on the Company's operations as if the Company had been subject to corporate income taxes for all periods presented.

     As a result of termination of the S Corporation in February 1996, the accumulated deficit as of that date was transferred to additional paid-in capital.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Software Development Costs, Net

     The Company capitalizes internal software development costs in accordance with Statement of Financial Accounting Standards No. 86, "Accounting For Costs of Computer Software To Be Sold, Leased, or Otherwise Marketed". The capitalization of these costs begins when a product's technological feasibility has been established and ends when the product is available for general release to customers. Amortization is computed on an individual product basis and is the greater of (a) the ratio of current gross revenues for a product to the total current and anticipated future gross revenues for the product or (b) the straight-line method over the estimated economic life of the product. As of December 31, 1996, software development costs were $81,520, net of $2,662 of accumulated amortization.

Deferred Offering Costs

     Costs incurred in connection with the Company's proposed initial public offering of securities have been deferred and will be netted against the gross proceeds of the offering. As of December 31, 1996, costs deferred totaled $406,963.

Revenue Recognition

     The Company recognizes revenues on web page development and specialized software application contracts using the percentage-of-completion method. The percentage of completion is determined by relating the actual hours of work performed to date to the current estimated hours at completion of the respective contracts. Earned revenue is based on the percentage that incurred hours to date bear to total estimated hours after giving effect to the most recent estimates of total hours. Earned revenue reflects the original contract price adjusted for agreed upon claim and change order revenue, if any. If estimated total costs on any of these contracts indicate a loss, the entire amount of the estimated loss is recognized immediately. Revenues related to other services are recognized as the services are performed. Revenues from equipment sales and related costs are recognized when products are shipped to the customer. Unearned revenue, as reflected on the accompanying balance sheet, represents the amount of billings recorded on contracts in advance of work being performed.

Fair Value of Financial Instruments

     The carrying amounts reported in the balance sheet for the Company's notes payable and capital lease obligations approximate fair value due to the short-term nature of these instruments.

Advertising Expenses

     All advertising costs are expensed when incurred. Advertising expenses were approximately $9,000 and $211,000 for the years ended December 31, 1995 and 1996, respectively.

Loss Per Common Share

     Loss per common share is based on the Company's common stock and is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of stock options and warrants (calculated using the treasury stock method at the assumed initial public offering price of $6.50 per share). Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock issued for consideration below the assumed initial public offering price per share and stock options issued with exercise prices below such price during the twelve-month period preceding the proposed date of the initial filing of the registration statement have been included in the calculation of common shares, using the treasury stock method, as if they were outstanding for all periods presented. All per share data has been retroactively adjusted to reflect the 93.07-for-one stock split approved by the Board of Directors on September 11, 1996 and effective September 11, 1996.

Recently Issued Accounting Standards

     In February 1997, Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"), was issued. SFAS 128 is designed to improve the earnings per share information provided in financial statements by simplifying the existing computational guidelines, revising the disclosure requirements, and increasing the comparability of earnings per share data on an international basis. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Earlier application is not permitted. The Company will adopt SFAS 128 on its effective date. Pro forma earnings per share of the Company computed using SFAS 128 is not different from earnings per share computed using existing standards and guidelines.

2.  FURNITURE, FIXTURES AND EQUIPMENT, NET:

     Furniture, fixtures and equipment, net, are comprised of the following as of:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                               1995          1996
                                                              -------      --------
Furniture and fixtures......................................  $ 3,187      $145,066
Computer equipment..........................................   30,550       238,317
Computer equipment under capital leases.....................       --        64,667
                                                              -------      --------
                                                               33,737       448,050
Less: accumulated depreciation and amortization.............   (3,722)      (88,790)
                                                              -------      --------
                                                              $30,015      $359,260
                                                              =======      ========

3.  NOTES PAYABLE:

     Notes payable are comprised of the following as of:

                                                                  DECEMBER 31,
                                                             ----------------------
                                                               1995         1996
                                                             --------    ----------
Promissory note payable to a spouse of a stockholder
(interest accrues at 8%), payable September 1997, non-
collateralized, payable in cash and/or through issuance of
shares of common stock at the effectiveness of an initial
public offering at the initial public offering price per
share. The Company intends to issue shares in payment of
the principal amount payable under the note................        --    $  200,000
Promissory notes payable to stockholders and affiliates
(interest accrues at 8%), payable August and September
1997, non-collateralized...................................  $100,000       789,904
Promissory note payable to a stockholder (interest accrues
at the prime rate plus 1%), payable September 12, 2000.....    60,792        55,677
Promissory note payable to a bank (interest accrues at the
prime rate plus 1.5%), payable in 60 equal monthly
installments through February, 2001, collateralized by
certain trade receivables and equipment....................        --        60,646
                                                             --------    ----------
                                                              160,792     1,106,227
Less current maturities of notes payable...................        --     1,003,518
                                                             --------    ----------
                                                             $160,792    $  102,709
                                                             ========    ==========

     Future principal payments on notes payable at December 31, 1996 are as follows:

1997................................  $1,003,518
1998................................      13,903
1999................................      15,321
2000................................      72,561
2001................................         924

4.  COMMITMENTS AND CONTINGENCIES

     The Company leases office space and equipment under noncancelable operating lease agreements expiring through 2001. During 1996, the Company entered into several capital leases to purchase computer equipment.

     Future minimum lease payments under capital and operating leases are as follows as of December 31, 1996:

                                            CAPITAL   OPERATING
                                            LEASES      LEASES
                                            -------   ----------
1997......................................  $19,414   $  291,405
1998......................................   18,659      270,461
1999......................................   17,148      248,501
2000......................................   14,163      241,440
2001......................................      539       40,240
                                            -------   ----------
Total minimum lease payments..............   69,923   $1,092,047
                                                      ==========
Less amount representing interest.........   (9,659)
                                            -------
Present value of minimum lease payments...  $60,264
                                            =======

     During January 1996, the Company executed a five-year lease for new office space. Future minimum annual lease payments are approximately $241,000 per year for the remainder of the lease term. The total amount of the base rent payments is being charged to expense on a straight-line method over the term of the lease. The Company has recorded a deferred credit to reflect the excess of rent expense over cash payments since inception of the lease.

     Rental expense under operating leases for the period from December 2, 1994 to December 31, 1994 and the years ended December 31, 1995 and 1996 was $1,299, $22,188 and $226,700, respectively.

     Subsequent to December 31, 1996, the Company entered into four additional capital leases for computer equipment. The future minimum payments under these leases are approximately $135,000 per year through 1999.

     The Company's software and equipment are vulnerable to computer viruses or similar disruptive problems caused by customers or other Internet users. Computer viruses or problems caused by third parties could lead to interruptions, delays or cessation in service to the Company's customers. Moreover, customers of the Company could use computer files and information stored on or transmitted to Web server computers maintained by the Company to engage in illegal activities that may be unknown or undetectable by the Company, including fraud and misrepresentation, and unauthorized access to computer systems of others. Furthermore, inappropriate use of the Internet by third parties could also jeopardize the security of customers' confidential information that is stored in the Company's computer systems. Any such actions could subject the Company to liability to third parties. The Company does not have errors and omissions, product liability or other insurance to protect against risks caused by computer viruses or other misuse of software or equipment by third parties. Although the Company attempts to limit its liability to customers for these types of risks through contractual provisions, there can be no assurance that these provisions will be enforceable.

     Various legal precedings may arise in the normal course of business. Management does not believe that there are currently any asserted or unasserted claims that will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

5.  CONCENTRATION OF CREDIT RISKS:

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable.

     The Company places its cash and cash equivalents with quality financial institutions.

     Concentration of credit risk with respect to trade receivables is monitored by the Company through ongoing credit evaluations of its customers' financial condition. The Company's sales to its five largest customers represented approximately 46% and 26% of total revenues for the years ended December 31, 1995 and 1996, respectively. The five most significant customer balances represented approximately 73% and 39% of the accounts receivable balance at December 31, 1995 and 1996, respectively. No company accounted for more than 10% of the revenues of the Company during 1996.

6.  EQUITY TRANSACTIONS:

     All share and per share amounts presented below have been adjusted to reflect the 93.07-for-one stock split effective September 11, 1996.

     During 1995, the Company issued warrants to its former Board of Advisors to purchase 37,228 shares of common stock for total consideration of $4.00. The warrants were granted at the fair market value of the common stock at the time of issuance. These warrants were exercised in August 1996.

     During February 1996, the Company issued 707,332 additional shares to the previous sole stockholder, 93,070 shares to an executive officer of the Company pursuant to the exercise of options granted in connection with the founding of the Company, and 893,472 shares to four private investors.

     In August 1996, the Company sold to certain key employees an aggregate of 102,855 shares of common stock for an aggregate consideration of $468,004, payable through the issuance of promissory notes payable in four equal installments, bearing interest at 8% per annum and secured by the shares of common stock purchased therewith. Also in August 1996, the Company entered into employment agreements with such persons which provide that, assuming continued employment with the Company, for each of the first four years of employment, the Company will issue a bonus to the employee in the amount necessary to repay the annual amount due under such promissory note (plus the taxes due by the employee as a consequence of receiving such bonus). Pursuant to the terms of the employment agreements, the Company will continue to make these annual payments if the employee is terminated other than "for cause," as defined in the employment agreements. Pursuant to the terms of the subscription agreements for such shares, if the employee's employment is terminated within such four-year period, the Company has the right to repurchase that percentage of the shares purchased by the employee which shall equal the percentage of the promissory note which is not yet due, payment for such repurchase to be made by canceling the applicable outstanding amount of the promissory note. For financial reporting purposes, these notes receivable have been presented as a separate component of stockholders' equity.

     In September 1996, the Company amended and restated its Certificate of Incorporation (i) to reclassify its common stock from no par value stock to stock with a par value of $0.0001 per share, (ii) to increase the authorized shares of common stock to 15,000,000, and (iii) to authorize the issuance of 1,000,000 shares of $0.01 par value preferred stock. No preferred stock has been issued.

     In September 1996, the Board of Directors approved a 93.07-for-one stock split effected in the form of a stock dividend, whereby each common stockholder of record as of September 11, 1996 received 92.07 additional shares of common stock for each share owned as of the record date. As a result of the stock split and the above recapitalization, 1,902,400 shares were issued and $495,618 was transferred from Common Stock to Paid-in Capital. Weighted average common shares outstanding and per share amounts for all periods presented have been restated to reflect the stock split.

7.  LONG-TERM INCENTIVE PLANS:

  Employee Stock Option Plan

     The Company's Employee Stock Option Plan (the "Stock Option Plan") was adopted by the Company's stockholders in September 1996. Shares of common stock may be sold or awarded to officers, key employees and consultants. The Company has reserved 300,000 shares of common stock for issuance under the Stock Option Plan. Options granted under the Stock Option Plan may be either (i) options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code or (ii) non-qualified stock options.

     During 1996, the Company granted options to purchase shares under the Stock Option Plan. The options vest 25% per year and expire ten years after the grant date. The exercise price of the grants was made at or above the fair market value of the stock on the grant date.

  Non-Employee Directors' Stock Option Plan

     The Company's Non-Employee Directors' Stock Option Plan (the "Directors' Plan") was adopted by the Company's stockholders in September 1996. Shares of common stock may be sold or awarded to directors who are not officers or employees of the Company ("Non-Employee Directors"). The Company has reserved 300,000 shares of common stock for issuance under the Directors' Plan.

     The Directors' Plan provides for the automatic granting of an option to purchase 10,000 shares of common stock to each Non-Employee Director who is first appointed or elected to the Board of Directors. Also, each Non-Employee Director is automatically granted an option to purchase 5,000 shares of common stock on the date of each annual meeting of the Company's stockholders. Furthermore, the Directors' Plan allows the Board of Directors to make extraordinary grants of options to Non-Employee Directors.

     During 1996, the Company granted options to purchase shares under the Directors' Plan. The options granted under the Directors' Plan vest 50% per year of service and expire seven years after date of grant. The exercise price of the grants was above the fair market value of the stock on the grant date.

     Options historically have been granted based on an amount greater than or equal to the fair value of the shares at the date of grant. Since no quoted market price was available prior to the Company's proposed initial public offering, the best estimate of the fair value of the stock was determined by the Board of Directors.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 1996: dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 6.46%, and expected lives of four years for the Stock Option Plan and two years for the Directors' Plan.

     A summary of the Company's stock option plan activity and related information for the year ended December 31, 1996, is as follows:

                                                                    YEAR ENDED
                                                                DECEMBER 31, 1996
                                                            --------------------------
                                                                      WEIGHTED AVERAGE
                                                            SHARES     EXERCISE PRICE
                                                            -------   ----------------
Outstanding at beginning of year..........................        0           --
Granted...................................................  229,167        $6.30
Exercised.................................................        0           --
Forfeited.................................................   (8,624)        6.19
                                                            -------
Outstanding at end of year................................  220,543         6.30
                                                            =======
Options exercisable at year-end...........................        0           --
                                                            =======
Weighted average fair value of options granted during the
  year at the share's fair value..........................    $2.86
Weighted average fair value of options granted during the
  year at above the share's fair value....................    $1.89

     The following table summarizes information about the stock options outstanding at December 31, 1996.

                 NUMBER OF OPTIONS    WEIGHTED AVERAGE
   EXERCISE        OUTSTANDING AT        REMAINING       WEIGHTED AVERAGE
    PRICES       DECEMBER 31, 1996    CONTRACTUAL LIFE    EXERCISE PRICE
--------------   ------------------   ----------------   ----------------
    $4.55              22,241               9.7               $4.55
     6.50             198,302               7.5                6.50

     The Company applies APB Opinion 25 and related interpretations in accounting for its plans. For the fiscal year ended December 31, 1996, no compensation cost was recognized for its stock option plans. Had compensation cost for the Company's stock-based compensation plans been determined under the provisions consistent with FASB Statement 123, the Company's net loss and loss per share for the year ended December 31, 1996, would have been the pro forma amounts indicated below:

Net loss -- as reported.....................................  $(625,583)
Net loss -- pro forma.......................................   (676,776)
Loss per share -- as reported...............................      (0.33)
Loss per share -- pro forma.................................      (0.36)

8.  ACQUISITION:

     In August 1996, HomeCom acquired all of the outstanding capital stock of HomeCom Internet Security Services, Inc. ("HISS"), a Delaware corporation formed in July 1996 to provide Internet and Intranet security system consulting services. In the transaction, the former holders of HISS's capital stock received the right to receive their pro rata share of four annual earnout payments to be paid not later than March 31 of 1998, 1999, 2000 and 2001 (each, an "Annual Earnout"). Each Annual Earnout will be one-fourth of an amount equal to 30% of HISS's gross revenues for the 12 month period ending December 31, 1997; provided, however, that (i) the amount of each Annual Earnout will be limited to the amount of HISS's net profits for the 12-month period ended December 31 immediately preceding the payment date (the "Profit Cap"), (ii) amounts not paid in a year as a result of the Profit Cap will be carried forward to the subsequent year, and (iii) amounts not paid in the fourth year as a result of the Profit Cap will be forfeited. Each Annual Earnout can be paid in whole or in part in cash or, at HomeCom's option, in shares of common stock based upon the average trading price of the common stock for the ten trading days immediately preceding payment of the Annual Earnout. An Annual Earnout will not be paid if the recipient is then in violation of the non-solicitation and non-competition provisions contained in the Stock Purchase Agreement to which the former holders of HISS's capital stock are subject.

     HISS was formed in July 1996 and was in its start-up phase at the date of acquisition. The purchase consideration is contingent on achieving specified earnings levels in future periods and is not currently estimable. When such amounts are determinable, the consideration, if any, will be recognized and amortized over the remaining life of the intangible assets acquired.

9.  RELATED PARTY TRANSACTIONS:

     The Company has borrowed $160,792 and $1,045,581 as of December 31, 1995 and 1996, respectively, from certain of its stockholders and affiliates of its stockholders. Interest expense on these notes was $3,469 and $44,952 in 1995 and 1996, respectively.

     The Company has entered into an employment agreement with its Chief Executive Officer and principal stockholder which expires December 31, 2000.

10.  INCOME TAXES:

     Deferred income taxes at December 31, 1996 reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1996, are as follows:

Temporary differences:
  Allowance for uncollectibles..............................  $ 40,601
  Vacation accrual..........................................     5,675
  Depreciation..............................................     4,820
  Deferred rent expense.....................................    27,901
  Software development expenses.............................   (29,515)
                                                              --------
                                                                49,482
Net operating loss carryforward.............................   190,156
                                                              --------
Deferred tax asset..........................................   239,638
Valuation allowance.........................................  (239,638)
                                                              ========
Net deferred tax asset......................................  $      0
                                                              ========

     At December 31, 1996, the Company had net operating losses for income tax purposes of $500,412 which expire in 2011. Realization of these assets is contingent on having future taxable earnings. Based on the cumulative losses in recent years, management believes that it is more likely than not that some portion or all of the deferred tax asset and operating loss carryforward will not be realized and has recorded a full valuation allowance.

  Pro forma (unaudited)

     As described in Note 1, the Company previously elected S Corporation status under the provisions of the Internal Revenue Code. In February 1996, the Company elected C Corporation status. The following unaudited pro forma information has been determined based upon the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". This information reflects income tax expense that the Company would have incurred had it been subject to Federal and state income taxes. The Company would not have a Federal and state income tax provision because of net operating loss carryforwards for all periods presented.

     The pro forma income tax benefit differs from the amounts computed by applying the Federal statutory rate of 34% to loss before taxes as follows:

                                               DECEMBER 2 TO     YEAR ENDED     YEAR ENDED
                                                DECEMBER 31,    DECEMBER 31,   DECEMBER 31,
                                                    1994            1995           1996
                                               --------------   ------------   ------------
Tax benefit at the statutory rate............     $ 5,934         $ 1,850       $ 212,698
State income tax, net of federal benefit.....         698             218          25,023
Permanent differences........................                                       1,917
Valuation allowance..........................      (6,632)         (2,068)       (239,638)
                                                  -------         -------       ---------
                                                  $     0         $     0       $       0
                                                  =======         =======       =========

             ======================================================
  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN SO AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE ANY OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.
                             ---------------------
                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    5
Use of Proceeds.......................   12
Dividend Policy.......................   12
Dilution..............................   13
Capitalization........................   14
Selected Historical and Pro Forma
  Financial Data......................   15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   17
Business..............................   22
Management............................   38
Certain Transactions..................   45
Principal Stockholders................   47
Description of Capital Stock..........   48
Shares Eligible for Future Sale.......   49
Underwriting..........................   51
Legal Matters.........................   52
Experts...............................   52
Additional Information................   52
Glossary of Certain Technical Terms...   54
Report of Independent Accountants.....  F-1


                             ---------------------
UNTIL            , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
             ======================================================

             ======================================================
                                1,250,000 SHARES

                         [HOMECOM COMMUNICATIONS LOGO]

                                  COMMON STOCK
                ------------------------------------------------
                                   PROSPECTUS
                ------------------------------------------------
                                'LADENBURG LOGO'
                                           , 1997
             ======================================================

                                    PART II

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee.........  $  3,470
National Association of Securities Dealers, Inc. fee........     1,506
Nasdaq SmallCap(TM) Market listing fee......................     8,250
Accountants' fees and expenses..............................   175,000
Legal fees and expenses.....................................   245,000
Blue Sky fees and expenses..................................    35,000
Transfer Agent's fees and expenses..........................     2,500
Printing and engraving expenses.............................   100,000
Directors and Officers liability Insurance..................    45,000
Underwriters' nonaccountable expense allowance..............   162,500
Miscellaneous...............................................    19,274
                                                              --------
Total Expenses..............................................  $797,500
                                                              ========

------------------------------
* To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware General Corporation Law (the "DGCL") permits a corporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of duty of care or other duty as a director, provided that no provision shall eliminate or limit the liability of a director: (A) for an appropriation, in violation of his duties, of any business opportunity of the corporation; (B) for acts or omissions which involve intentional misconduct or a knowing violation of law; (C) for unlawful corporate distributions; or (D) for any transaction from which the director received an improper personal benefit. This provision pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Delaware corporate law (and not for violation of other laws, such as the federal securities laws). The Company's Restated Certificate of Incorporation (the "Restated Certificate") exonerates the Company's directors from monetary liability to the extent permitted by this statutory provision.

     The Company's Restated Certificate of Incorporation and Restated Bylaws (the "Restated Bylaws") also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Company), by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company (and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe such person's conduct was unlawful), to the maximum extent permitted by, and in the manner provided by, the DGCL.

     Notwithstanding any provisions of the Company's Restated Certificate of Incorporation and Restated Bylaws to the contrary, the DGCL provides that the Company shall not indemnify a director or officer for any liability incurred in a proceeding in which the director is adjudged liable to the Company or is subjected to injunctive relief in favor of the Company: (1) for any appropriation, in violation of his duties, of any business opportunity of the Company; (2) for acts or omissions which involve intentional misconduct or a knowing violation of law; (3) for unlawful corporate distributions; or (4) for any transaction from which the director or officer received an improper personal benefit.

     Section 6 of the Underwriting Agreement filed as Exhibit 1.1 hereto also contains certain provisions pursuant to which certain officers, directors and controlling persons of the Company may be entitled to be indemnified by the underwriter named therein.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The following list describes sales by the Registrant of securities in the past three years which were not registered under the Securities Act of 1933, as amended (the "Securities Act").

     All share amounts have been adjusted to reflect the Registrant's September 1996 recapitalization and 93.07-for-1 stock split.

     1. In December 1994, in connection with the incorporation of the Registrant, the Registrant issued and sold to its sole stockholder 93,070 shares of Common Stock for $27,706.

     2. In February 1996, in connection with the recapitalization of the Registrant, the Registrant issued and sold 707,332 shares of Common Stock to its President, Chief Executive Officer and sole stockholder for a total purchase price of $760.

     3. In February 1996, the Registrant issued and sold 93,070 shares of Common Stock to its Senior Vice President for a total purchase price of $10 upon the exercise of stock options granted in connection with the founding of the Registrant.

     4. Pursuant to a privately negotiated transaction with five investors, the Registrant issued and sold to four of the investors in February 1996 an aggregate of 893,472 shares of Common Stock for a total purchase price of $96, and issued and sold to three of the investors in February, March and May 1996 promissory notes in the aggregate principal amount of $499,904. Pursuant to the terms of such promissory notes, immediately preceding the effectiveness of this Registration Statement, the Registrant intends to issue a total of 76,907 shares of Common Stock (based on an assumed public offering price of $6.50 per share) to the holders of such notes in repayment of the principal amounts owed thereunder.

     5. In August 1996, the Company issued an aggregate of 37,228 shares of Common Stock to four members of its former Board of Advisors upon exercise of warrants, for a total purchase price of $4.00.

     6. In August 1996, the Registrant issued and sold an aggregate of 102,855 shares of Common Stock to six of its employees for a total purchase price of $468,004.22, paid through delivery of 8% promissory notes, payable 25% per year, secured by the shares purchased thereby.

     7. In August 1996, in connection with the Registrant's acquisition of all of the stock of HomeCom Internet Security Services, Inc., a Delaware corporation ("HISS"), the Registrant and the stockholders of HISS entered into a Stock Purchase Agreement which provides that the Registrant may, at its option, issue shares of its Common Stock as all or part of the earnout payments to be paid to such former stockholders pursuant to the Stock Purchase Agreement.

     8. In September 1996, the Registrant granted stock options (i) to three directors under its Non-Employee Directors Stock Option Plan to purchase an aggregate of up to 30,000 shares of Common Stock and (ii) to 24 employees under its Stock Option Plan to purchase an aggregate of up to 79,167 shares of Common Stock.

     9. In October 1996, the Registrant granted stock options to a director under its Non-Employee Directors Stock Option Plan to purchase up to 120,000 shares of Common Stock.

     The sales and issuances of securities listed above were exempt from registration under the Securities Act pursuant to Sections 4(2) and 3(b) thereof and regulations promulgated thereunder.

ITEM 16.  EXHIBITS


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 1.1      Form of Underwriting Agreement.**
 3.1      Restated Certificate of Incorporation of the Registrant.*
 3.2      Restated Bylaws of the Registrant.*
 4.1      See Exhibits 3.1 and 3.2 for provisions of the Restated
          Certificate of Incorporation and Restated Bylaws of the
          Registrant defining rights of the holders of Common Stock of the Registrant.*
 4.2      Specimen Stock Certificate.*
 4.3      Form of Warrant.*
 5.1      Opinion of Morris, Manning & Martin, L.L.P., Counsel to the
          Registrant, as to the legality of the shares being
          registered.*
10.1      HomeCom Communications, Inc. Stock Option Plan and form of
          Stock Option Certificate.*
10.2      HomeCom Communications, Inc. Non-Employee Directors Stock
          Option Plan and form of Stock Option Certificate.*
10.3      Employment Agreement between the Registrant and Harvey W.
          Sax, dated January 1, 1996.*
10.4      Form of Employment Agreement entered into between the
          Registrant and each of its executive officers except Harvey
          W. Sax.*
10.5      Lease Agreement between Property Georgia OBJLW One
          Corporation and the Registrant, dated January 22, 1996.*
10.6      Lease and Services Agreement between Alliance Greensboro,
          L.P. and the Registrant, dated June 25, 1996.*
10.7      Business Alliance Program Agreement between Oracle
          Corporation and the Registrant, dated May 30, 1996, together with the Sublicense Addendum, Application Specific
          Sublicense Addendum, Full Use and Deployment Sublicense
          Addendum and License Transfer Policy, each dated May 30,
          1996.*
10.8      Network Enrollment Agreement between Apple Computer, Inc.
          and the Registrant, effective May 1996.*
10.9      Member Level Agreement between Microsoft Corporation and the
          Registrant, effective May 1996.*
10.10     Master Agreement for Internet Services and Products between
          BBN Planet Corporation and the Registrant, dated February 1,
          1996.*
10.11     Authorized Business Partners Agreement between BBN Planet
          Corporation and the Registrant, dated May 14, 1996.*
10.12     Stock Purchase Agreement between the Registrant and the
          stockholders of HomeCom Internet Security Services, Inc.,
          dated August 31, 1996.*
10.13     Form of Promissory Notes issued by the Registrant and held by Mark Germain.*
10.14     Form of Promissory Notes issued by the Registrant and held by Esther Blech and the Edward A. Blech Trust.*
10.15     Marketing Associate Solution Alliance Agreement dated
          February 6, 1997 between the Company and Unisys
          Corporation.*
10.16     Marketing Associate Agreement dated February 6, 1997 between the Company and Unisys Corporation.*

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
10.17     Letter agreement dated January 16, 1997 between the Company,
          David A. Blech, Esther Blech and the Edward A. Blech Trust.*
10.18     HomeCom Communications, Inc. Employee Stock Purchase Plan.*
23.1      Consent of Coopers & Lybrand L.L.P.**
23.2      Consent of Morris, Manning & Martin, L.L.P. (included in
          Exhibit 5.1).*
24.1      Powers of Attorney (included on signature page).*
27.1      Financial Data Schedule (for SEC use only).*


------------------------------

 * Previously filed.

** Filed with Amendment No. 3.


ITEM 17.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The Registrant hereby undertakes that:

          (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

          (ii) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 11th day of April, 1997.


                                          HOMECOM COMMUNICATIONS, INC.

                                          By: /s/ Harvey W. Sax
                                            ------------------------------------
                                            Harvey W. Sax
                                            President and Chief Executive
                                              Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                       TITLE                      DATE
                      ---------                                       -----                      ----

/s/ Harvey W. Sax                                        President, Chief Executive         April 11, 1997
-----------------------------------------------------      Officer and Director
Harvey W. Sax                                              (Principal Executive Officer)

/s/ R. Douglas MacIntyre                                 Chairman of the Board of           April 11, 1997
-----------------------------------------------------      Directors
Harvey W. Sax as attorney-in-fact for
R. Douglas MacIntyre

/s/ Nat Stricklen                                        Senior Vice President, Sales       April 11, 1997
-----------------------------------------------------      and Marketing, Chief
Harvey W. Sax as attorney-in-fact for                      Operating Officer and
Nat Stricklen                                              Director

/s/ Vinod Keni                                           Chief Financial Officer,           April 11, 1997
-----------------------------------------------------      Treasurer and Secretary
Harvey W. Sax as attorney-in-fact for                      (Principal Financial and
Vinod Keni                                                 Accounting Officer)

/s/ Krishan Puri                                         Executive Vice President and       April 11, 1997
-----------------------------------------------------      Director
Harvey W. Sax as attorney-in-fact for
Krishan Puri

/s/ Gia Bohuchava, Ph.D.                                 Chief Technical Officer            April 11, 1997
-----------------------------------------------------
Harvey W. Sax as attorney-in-fact for
Gia Bohuchava, Ph.D.

                      SIGNATURE                                       TITLE                      DATE
                      ---------                                       -----                      ----
/s/ Roger Nebel                                                  Vice President             April 11, 1997
-----------------------------------------------------
Harvey W. Sax as attorney-in-fact for
Roger Nebel

/s/ Gregory Abowd, Ph.D.                                            Director                April 11, 1997
-----------------------------------------------------
Harvey W. Sax as attorney-in-fact for
Gregory Abowd, Ph.D.

/s/ Winn Schwartau                                                  Director                April 11, 1997
-----------------------------------------------------
Harvey W. Sax as attorney-in-fact for
Winn Schwartau

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 1.1      Form of Underwriting Agreement.**
 3.1      Restated Certificate of Incorporation of the Registrant.*
 3.2      Restated Bylaws of the Registrant.*
 4.1      See Exhibits 3.1 and 3.2 for provisions of the Restated
          Certificate of Incorporation and Restated Bylaws of the
          Registrant defining rights of the holders of Common Stock of the Registrant.*
 4.2      Specimen Stock Certificate.*
 4.3      Form of Warrant.*
 5.1      Opinion of Morris, Manning & Martin, L.L.P., Counsel to the
          Registrant, as to the legality of the shares being
          registered.*
10.1      HomeCom Communications, Inc. Stock Option Plan and form of
          Stock Option Certificate.*
10.2      HomeCom Communications, Inc. Non-Employee Directors Stock
          Option Plan and form of Stock Option Certificate.*
10.3      Employment Agreement between the Registrant and Harvey W.
          Sax, dated January 1, 1996.*
10.4      Form of Employment Agreement entered into between the
          Registrant and each of its executive officers except Harvey
          W. Sax.*
10.5      Lease Agreement between Property Georgia OBJLW One
          Corporation and the Registrant, dated January 22, 1996.*
10.6      Lease and Services Agreement between Alliance Greensboro,
          L.P. and the Registrant, dated June 25, 1996.*
10.7      Business Alliance Program Agreement between Oracle
          Corporation and the Registrant, dated May 30, 1996, together with the Sublicense Addendum, Application Specific
          Sublicense Addendum, Full Use and Deployment Sublicense
          Addendum and License Transfer Policy, each dated May 30,
          1996.*
10.8      Network Enrollment Agreement between Apple Computer, Inc.
          and the Registrant, effective May 1996.*
10.9      Member Level Agreement between Microsoft Corporation and the
          Registrant, effective May 1996.*
10.10     Master Agreement for Internet Services and Products between
          BBN Planet Corporation and the Registrant, dated February 1,
          1996.*
10.11     Authorized Business Partners Agreement between BBN Planet
          Corporation and the Registrant, dated May 14, 1996.*
10.12     Stock Purchase Agreement between the Registrant and the
          stockholders of HomeCom Internet Security Services, Inc.,
          dated August 31, 1996.*
10.13     Form of Promissory Notes issued by the Registrant and held by Mark Germain.*
10.14     Form of Promissory Notes issued by the Registrant and held by Esther Blech and the Edward A. Blech Trust.*
10.15     Marketing Associate Solution Alliance Agreement dated
          February 6, 1997 between the Company and Unisys
          Corporation.*
10.16     Marketing Associate Agreement dated February 6, 1997 between the Company and Unisys Corporation.*
10.17     Letter agreement dated January 16, 1997 between the Company,
          David A. Blech, Esther Blech and the Edward A. Blech Trust.*
10.18     HomeCom Communications, Inc. Employee Stock Purchase Plan.*
23.1      Consent of Coopers & Lybrand L.L.P.**
23.2      Consent of Morris, Manning & Martin, L.L.P. (included in
          Exhibit 5.1).*
24.1      Powers of Attorney (included on signature page).*
27.1      Financial Data Schedule (for SEC use only).*


------------------------------

 * Previously filed.

** Filed with Amendment No. 3.